SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Lucent Technologies Inc.
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LUCENT TECHNOLOGIES INC.

600 Mountain Avenue Murray Hill, New Jersey 07974

NOTICE OF 2004 ANNUAL MEETING OF SHAREOWNERS

TIME	9:00 a.m. EST Wednesday, February 18, 2004

PLACE	The DuPont Theatre 10th and Market Streets Wilmington, Delaware 19801

ITEMS OF BUSINESS	(1) To elect members of the Board of Directors, whose terms are described in the proxy statement.

(2) To approve an amendment to the Restated Certificate of Incorporation to declassify the Board of Directors and to allow for the removal of directors without cause.

(3) To approve the Lucent Technologies Inc. 2004 Equity Compensation Plan for Non-Employee Directors.

(4) To amend the Restated Certificate of Incorporation authorizing the Board of Directors to effect a reverse stock split at one of four ratios.

(5) To transact such other business, including consideration of shareowner proposal(s), as may properly come before the meeting and any adjournment thereof.

RECORD DATE	Holders of Lucent common stock of record at the close of business on December 22, 2003 are entitled to vote at the meeting.

ANNUAL REPORT	The company’s 2003 annual report, which is not a part of the proxy soliciting materials, is included as part of this document.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareowners can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

December 22, 2003	RICHARD J. RAWSON Senior Vice President, General Counsel and Secretary

TABLE OF CONTENTS

PROXY STATEMENT

Page
PROXY STATEMENT	1
GOVERNANCE OF THE COMPANY	4
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS	10
REPORT OF THE AUDIT AND FINANCE COMMITTEE	11
ELECTION OF DIRECTORS	12
SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS	16
DIRECTORS’ PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND TO ALLOW FOR THE REMOVAL OF DIRECTORS WITHOUT CAUSE	17
DIRECTORS’ PROPOSAL TO APPROVE THE LUCENT TECHNOLOGIES INC. 2004 EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS	19
DIRECTORS’ PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT ONE OF FOUR RATIOS	24
SHAREOWNER PROPOSALS	31
SUBMISSION OF SHAREOWNER PROPOSALS	34
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35
PERFORMANCE GRAPH	36
EQUITY COMPENSATION PLAN INFORMATION	37
EXECUTIVE COMPENSATION	39
OTHER MATTERS	49
EXHIBIT A	50
EXHIBIT B	54
EXHIBIT C	57
EXHIBIT D	58
EXHIBIT E	66

Lucent Technologies Inc. 600 Mountain Avenue Murray Hill, New Jersey 07974

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Lucent Technologies Inc. of proxies to be voted at our 2004 Annual Meeting of Shareowners, and at any postponement or adjournment of the meeting. In this proxy statement, Lucent Technologies Inc. is referred to as “Lucent,” “we,” “our” or “the company.”

You are cordially invited to attend our annual meeting on February 18, 2004, beginning at 9 a.m. EST. The annual meeting will be held at the DuPont Theatre located at 10th and Market Streets, Wilmington, Delaware. Shareowners will be admitted beginning at 8 a.m. EST. The location is accessible to handicapped persons and, upon request, we will provide wireless headsets for hearing amplification.

You will need your admission ticket as well as a form of personal identification to enter the annual meeting. If you are a shareowner of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the annual meeting, please retain the admission ticket. A map and directions to the annual meeting are printed on the admission ticket. We are pleased to offer an audio webcast of the annual meeting. If you choose to listen to the audio webcast, you may do so at the time of the meeting through the link on www.lucent.com/investor. Information on the audio webcast, other than our proxy statement and form of proxy, is not part of the proxy solicitation materials.

If your shares are held in the name of a bank, broker or other nominee and you plan to attend the annual meeting, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent bank or brokerage account statement, to our transfer agent, The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286. If you arrive at the annual meeting without an admission ticket, we will admit you if we are able to verify that you are a Lucent shareowner.

Lucent’s fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2003 or fiscal 2003 refer to the 12-month period from October 1, 2002 through September 30, 2003.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on December 22, 2003, to holders of our common stock on December 22, 2003, the record date for the annual meeting.

Proxies and Voting Procedures

Your vote is important. Many shareowners cannot attend the annual meeting in person. Therefore, a large number of shareowners need to be represented by proxy. Most shareowners have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. Please be aware that if you vote over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible shareowners of record will close at 11:59 p.m. EST on February 17, 2004.

The Internet and telephone voting procedures are designed to authenticate shareowners and to allow you to confirm that your instructions have been properly recorded.

The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.

Revoking a Proxy

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the annual meeting. By providing your voting instructions promptly, you may save the company the expense of a second mailing.

Conduct of the Meeting

In order to ensure that the annual meeting is conducted in an orderly fashion and that shareowners wishing to speak at the meeting have a fair opportunity to speak, we will have certain guidelines and rules for the conduct of the meeting.

Shareowners Entitled to Vote

Shareowners of Lucent common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each common share is entitled to one vote on each matter properly brought before the meeting. On October 1, 2003, there were 4,168,610,567 shares of common stock outstanding.

If you are a participant in the BuyDIRECTSM stock purchase plan, shares held in your BuyDIRECT account are included on, and may be voted using, the proxy card sent to you. The plan’s administrator is the shareowner of record of your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the proxy card sent to you.

If you are a participant in the Lucent Savings Plan, Lucent Long Term Savings and Security Plan, Lucent Employee Stock Purchase Plan, or Lucent Long Term Savings and Security Employee Stock Ownership Trust, you will receive either (1) one proxy card for all shares you own through these plans or (2) an e-mail with instructions on how to vote. If you receive a proxy card, it will serve as a voting instruction card for the trustees or administrators of these plans where all accounts are registered in the same name. To allow sufficient time for the respective trustee to vote, your voting instructions must be received by February 12, 2004. If the trustee does not receive your instructions by that date, the plan trustee will vote the unvoted plan shares in the same proportion as shares for which instructions were received under each plan. If the administrator for the Lucent Employee Stock Purchase Plan does not receive your instructions by that date, the administrator will vote shares held in an Employee Stock Purchase Plan account in accordance with normal brokerage industry practices.

If you hold Lucent common stock through any other company’s stock purchase or savings plan, you will receive voting instructions from that plan’s administrator. Please sign and return those instructions promptly to assure that your shares are represented at the meeting.

SM BuyDIRECT is a service mark of The Bank of New York.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum at the meeting for the election of directors and for the other proposals. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Electronic Access for SEC Documents

This document is available on our website at www.lucent.com/investor. Most shareowners can elect to view certain shareowner communications over the Internet instead of receiving paper copies in the mail. If you are a shareowner of record, you can choose this option and save the company the cost of producing and mailing these documents by following the instructions provided if you vote over the Internet. If you vote over the Internet, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to http://www.lucent.com/investor and following the instructions. If you choose to view future proxy materials and our annual report over the Internet, you will receive an email next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year.

If you hold your Lucent stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Most shareowners who hold their Lucent stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report.

Multiple Shareowners Sharing the Same Address

We have adopted a procedure approved by the Securities and Exchange Commission, or the SEC, called “householding,” which reduces our printing costs and postage fees. Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notify us that they wish to continue receiving individual copies. Shareowners who participate in householding will continue to receive separate proxy cards.

If a shareowner of record residing at such an address wishes to receive a separate document in the future, he or she may contact our transfer agent at 1 888 LUCENT6 or write to The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286. If you are an eligible shareowner of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

Cost of Proxy Solicitation

Lucent will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the company by directors, officers or other employees of the company in person or by telephone, facsimile or other electronic means. We have engaged the firm of Morrow & Co., Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co., Inc. a fee of $17,000 plus expenses for these services.

In accordance with the regulations of the SEC and the New York Stock Exchange, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Lucent common stock as of the record date.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareowner value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Delaware law (the state in which we are incorporated), the rules and listing standards of the New York Stock Exchange, and SEC regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has 11 members, nine of whom meet the New York Stock Exchange standard for independence. Only independent directors serve on our Audit and Finance Committee, Corporate Governance and Nominating Committee and Leadership Development and Compensation Committee. These latter two committees were previously combined in our former Corporate Governance and Compensation Committee, which also consisted only of independent directors. Seven of our 11 directors have been added to the Board since January 2002: Patricia F. Russo, our Chairman and Chief Executive Officer, joined in January 2002; Robert E. Denham and Daniel S. Goldin joined in May 2002; Edward E. Hagenlocker became a director in April 2003; Karl J. Krapek and Richard C. Levin were added to our Board in July 2003; and Ronald A. Williams was added to our Board in October 2003.

In February 2003, the Board of Directors re-appointed Franklin A. Thomas as senior or lead director, a position Mr. Thomas has held since October 2000. In this capacity, Mr. Thomas has frequent contact with Ms. Russo and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board. The Board of Directors has determined that Mr. Thomas meets the New York Stock Exchange standard for independence.

In assessing potential directors for our Board, we look for candidates who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. A director candidate should also have demonstrated superior performance or accomplishments in his or her professional undertakings.

During fiscal 2003, the Board of Directors held seven meetings and the committees held a total of 17 meetings. The average attendance at the Board of Directors and committee meetings was 98.46%.

Committees of the Board of Directors

In fiscal 2003, the Board of Directors had four ongoing committees: the Audit and Finance Committee, the Corporate Governance and Compensation Committee, the Technology Committee and the Litigation Committee. In fiscal 2003, the Audit and Finance Committee met 11 times, the Corporate Governance and Compensation Committee met five times and the Technology Committee met once. These committees are described below. In 2003, the Board of Directors established a Litigation Committee consisting of Robert E. Denham and Daniel S. Goldin, both independent directors. The Litigation Committee meets as necessary to authorize the settlement of certain litigation, or to recommend such settlement to the Board.

Audit and Finance Committee

In fiscal 2003, Robert E. Denham, Karl J. Krapek, Richard C. Levin, and Franklin A. Thomas were the members of the Audit and Finance Committee. Paul A. Allaire was a member and chairman of the Audit and Finance Committee until his resignation from the Board in June 2003, after which Robert E. Denham became chairman of the committee. The current members of the Audit and Finance Committee are Robert E. Denham, Karl J. Krapek, Richard C. Levin and Ronald A. Williams. The Board of Directors has determined that committee members have no financial or personal ties to the company (other than director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence. In addition, the Board of Directors has determined that at least one member of the Audit and Finance Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise.

The Board of Directors has also determined that Robert E. Denham meets the SEC criteria of an “audit committee financial expert.” Mr. Denham’s extensive background and experience includes serving as the chairman and chief executive officer of Salomon Inc. where Mr. Denham actively supervised the Salomon chief financial officer and participated extensively in dealing with accounting, auditing, internal control and risk management issues. Mr. Denham was recently elected Chairman and President of the Financial Accounting Foundation, effective January 1, 2004. The Financial Accounting Foundation has oversight, funding and appointment responsibilities for the Financial Accounting Standards Board, the Governmental Accounting Standards Board and their advisory councils.

The Audit and Finance Committee operates pursuant to a charter, which was revised in October 2003 and is attached to this proxy statement as Exhibit A. The charter can also be viewed on our website on www.lucent.com/investor/governance. The new charter gives the Audit and Finance Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors. The Audit Committee Charter has also been amended to give this committee broader authority to fulfill its obligations under SEC and New York Stock Exchange requirements. The Report of the Audit and Finance Committee is set forth beginning on page 11 of this proxy statement.

Corporate Governance and Compensation Committee

In fiscal 2003, Franklin A. Thomas (Chairman), Robert E. Denham, Daniel S. Goldin, Edward E. Hagenlocker, Carla A. Hills and John A. Young were the members of the Corporate Governance and Compensation Committee. The Board of Directors has determined that committee members have no financial or personal ties to the company (other than director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence. During fiscal 2003, the functions of the former Corporate Governance and Compensation Committee included: recommending to the Board of Directors nominees for election as directors of the company; making recommendations to the Board of Directors from time to time as to matters of corporate governance; reviewing the leadership development process and advising the Board on executive succession planning; reviewing the performance and development of management in achieving corporate goals and objectives, and assuring that Lucent’s senior executives, including the Chief Executive Officer, are compensated effectively in a manner consistent with Lucent’s strategy and competitive practice; administering management incentive compensation plans; and reviewing the compensation of directors. This committee will also consider qualified candidates for director suggested by shareowners in written submissions to our corporate Secretary.

At its October 2003 meeting, the Board split the committee into two new committees: (1) the Corporate Governance and Nominating Committee and the (2) Leadership Development and Compensation Committee. The functions of the Corporate Governance and Nominating Committee include: recommending to the Board of Directors nominees for election as directors of the company; and making recommendations to the Board of Directors from time to time as to matters of corporate governance. The functions of the Leadership Development and Compensation Committee are: reviewing the leadership development process and advising the Board on executive succession planning; reviewing the performance and development of management in achieving corporate goals and objectives, and assuring that Lucent’s senior executives, including the Chief Executive Officer, are compensated effectively in a manner consistent with Lucent’s strategy and competitive practice; administering management incentive compensation plans; and reviewing the compensation of directors. The members of the new Corporate Governance and Nominating Committee are Carla A. Hills (Chairman), Robert E. Denham, Franklin A. Thomas and John A. Young. The members of the new Leadership Development and Compensation Committee are Franklin A. Thomas (Chairman), Daniel S. Goldin, Edward E. Hagenlocker, Carla A. Hills and John A. Young.

The Corporate Governance and Compensation Committee operated under a written charter setting out the functions and responsibilities of this committee. A copy of the charter can still be viewed in our website on www.lucent.com/investor/governance. The Board is in the process of adopting charters for the new Corporate Governance and Nominating Committee and the Leadership Development and Compensation Committee. These charters will be available on our website once adopted.

Technology Committee

John A. Young (Chairman), Daniel S. Goldin and Edward E. Hagenlocker are the current members of the Technology Committee. The Technology Committee periodically reviews the major technological programs being undertaken by Bell Laboratories and other research and development organizations of the company and helps advise management whether these research and development activities prudently support our overall business objectives and strategies. The Technology Committee also reviews major trends in the marketplace for our products and services and management’s assessment of technologies vital to maintaining our technological leadership.

The Board of Directors has adopted a written charter for this committee setting out its functions and responsibilities. A copy of the Technology Committee charter can be viewed in our website on www.lucent.com/investor/governance.

Compensation of Directors

The Board of Directors adopted the Lucent Technologies Inc. 1999 Stock Compensation Plan for Non-Employee Directors in February 1999 for a five-year term, expiring in February 2004. A new equity compensation plan is being submitted to shareowners for approval at the 2004 Annual Meeting. With the assistance of independent advisors, we evaluated our existing plan and compensation program against current and emerging competitive practices and against emerging legal and regulatory developments. This evaluation also consisted of a review of our directors’ compensation against that of other large public companies. Based on these inputs, we have made some modifications to the non-employee director compensation program effective for fiscal year 2004. The key features of the program are outlined below and a detailed summary of the proposed equity compensation plan is provided on pages 19–23.

Current Non-Employee Directors’ Stock Plan and Compensation

In 2003, each non-employee director received an annual retainer of $100,000 and an option to purchase 5,000 shares of Lucent common stock. This annual retainer of $100,000 has not changed since 1998. The Chairman of each of the Audit and Finance Committee, the Corporate Governance and Compensation Committee and the Technology Committee received an additional retainer of $10,000. Under the current non-employee directors’ stock plan, non-employee directors must elect to receive between 50% and 100% of their retainer in Lucent common stock or an option to purchase Lucent common stock or a combination of stock and an option. Any remainder is paid in cash. The ability to elect to receive a portion of the retainer in a stock option has been temporarily suspended due to the current low trading price of Lucent common stock. Directors, however, may still elect to receive between 50% and 100% of their retainer in Lucent common stock.

If a non-employee director previously elected to receive an option, the option enabled the non-employee director to purchase the number of shares resulting from the following formula:

Number of shares	= 3 X	Dollar value of retainer taken as an option Fair market value of a share of common stock on date of grant

The exercise price per share under the option was the fair market value of a share on the date of grant. Options generally became exercisable on the six-month anniversary of the date of grant and had a 10-year term.

In February 2003, the Board of Directors re-appointed Mr. Thomas as senior or lead director. For his services as senior or lead director in fiscal year 2003, Mr. Thomas received twice the regular annual compensation received by non-employee directors.

Deferred Compensation Plan

Under our Deferred Compensation Plan, non-employee directors were formerly able to defer all or a portion of their cash and stock compensation to a deferred compensation account. Effective December 2002, however, non-employee directors can defer only the stock portion of their retainer in a deferred compensation account. Deferred Compensation Plan accounts have two components, a Lucent stock portion and a cash portion. The stock portion of a retainer can be deferred only to the Lucent stock portion of an account. The value of the Lucent stock portion of an account fluctuates based on changes in the price of Lucent common stock. Dividend equivalents, when paid, are credited on the Lucent stock portion of accounts. The cash portion of an account has earned interest, compounded quarterly, at an annual rate equal (a) to the 10-year U.S. Treasury notes for the previous quarter, in the case of deferrals after October 1, 1997, and (b) to the average interest rate for 10-year U.S. Treasury notes for the previous quarter plus 5%, in the case of deferrals on or before October 1, 1997. Effective January 1, 2003, the Board of Directors reset the crediting rate on all outstanding cash deferral balances to the ten-year treasury bill rate. Interest rates for deferrals to the cash account may be further revised by the Board of Directors in the future.

All distributions from the Lucent stock portion of an account will be made in Lucent common stock. In the event of a Potential Change in Control, as defined in the Deferred Compensation Plan, the Deferred Compensation Plan will be supported by a benefits protection grantor trust, the assets of which will be subject to the claims of the company’s creditors.

Compensation of Senior Advisor

When Mr. Schacht stepped down as Chairman in February 2003, the Board of Directors approved the company retaining Mr. Schacht as a senior advisor. In this role, Mr. Schacht has advised Ms. Russo and other senior managers regarding various issues, including the settlement of our securities class action litigation and related cases, the strategy for strengthening our balance sheet and leading a task force to address issues related to the cost of retiree healthcare. For these services, Mr. Schacht received a monthly retainer of $55,000 from March 2003 through June 2003 and a monthly retainer of $30,000 from July 2003 to September 2003. Beginning in October 2003, Mr. Schacht elected to continue his services as senior advisor without pay, due to the considerable progress that was made towards addressing issues he had been asked to lead.

Proposed Non-Employee Directors’ Equity Plan and Compensation

Beginning in March 2004, each non-employee director will receive annually a retainer of $100,000. Under the proposed plan, non-employee directors must elect to receive between 50% and 100% of their annual retainer in Lucent common stock, with any remainder paid in cash. In addition to the annual retainer, each non-employee director will receive an annual grant of Lucent common stock having a value of $25,000.

The lead director will receive an additional retainer equal to 50% of the annual non-employee director retainer, or $50,000. The Chairman of the Audit and Finance Committee will receive an additional annual retainer of $25,000. Each of the other members of the Audit and Finance Committee will receive an additional annual retainer of $5,000. The Chairman of the Corporate Governance and Nominating Committee, the Leadership Development and Compensation Committee and the Technology Committee will each receive an additional annual retainer of $10,000.

In connection with the proposed director plan, the Board has instituted a stock ownership policy for non-employee directors to ensure that non-employee directors maintain equity in the company. The policy will require that each non-employee director hold 50% of all equity awards (including the mandatory stock retainer, any elective stock retainer, and the annual stock award) until retirement or resignation from Lucent’s Board. This policy is subject to modification by the Board.

Non-employee directors may continue to use the Deferred Compensation Plan for deferral of all or a portion of their stock compensation.

Miscellaneous

We also maintain a general insurance policy that provides non-employee directors with travel accident insurance when they are on company business. Individuals who became non-employee directors before 1999 were able to purchase life insurance for which the company paid a portion of the premium. Directors participating in this program did have income imputed based on the value of the company paid premiums. These policies were to continue after the non-employee director’s retirement from the Board of Directors. The plan design was such that the amount that the company paid on the director’s behalf in premiums for the policy was to be returned to the company at the earlier of: (a) the non-employee director’s death; or (b) the later of age 70 or fifteen years from the policy’s inception. These types of policies are known as collateral assignment split-dollar life insurance arrangements.

Under the Sarbanes-Oxley Act of 2002 (“the Act”), it became unlawful to directly or indirectly provide loans to corporate directors or executive officers within the meaning of the federal securities laws. Most legal analysts believe that collateral assignment split-dollar arrangements for corporate directors and executive officers could no longer be permitted, given this provision of the Act. Therefore, non-employee directors have been provided two options, as described below:

•	Option one — continue the life insurance coverage with the same death benefit. Premium payments made under the collateral assignment arrangement prior to the Act’s enactment will be frozen but will partially fund the death benefit. These premiums will be returned to the company in the future, generally under the same timing noted above. Because the amount of these frozen premium payments will not be sufficient to provide the same death benefit, additional premium payments will be made. However, the company will not recover these new premium payments at a future date, which is in compliance with the Act. Each director who chooses this option will have a tax liability both on the frozen premium payments, and on the new premium payments made each year.

•	Option two — dissolve the collateral assignment arrangement before January 1, 2004. If a director chooses this option, the company will stop paying premiums prior to January 1, 2004 and recover the amount that it has paid. If this option is selected, the director will own the policy individually and directly, and the company will have no further interest or involvement in the policy. Therefore, the company will be in compliance with the Act.

Compensation Committee Interlocks and Insider Participation

In fiscal 2003, only independent directors served on the Corporate Governance and Compensation Committee. Franklin A. Thomas was the Chairman of the committee throughout the year. The other committee members during all or part of the year were Paul A. Allaire, Robert E. Denham, Daniel S. Goldin, Edward E. Hagenlocker, Carla A. Hills and John A. Young. No inside directors serve on this committee.

Nomination of Directors

Under our by-laws, nominations for director may be made only by the Board of Directors or a Board of Directors committee, or by a shareowner of record entitled to vote. In order for a shareowner to make a nomination, the shareowner must provide a notice along with the additional information and materials required by the by-laws to our corporate Secretary not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting. For our annual meeting in the year 2005, we must receive this notice on or after October 8, 2004, and on or before November 7, 2004. You can obtain a copy of the full text of the by-law provision by writing to the corporate Secretary, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974. A copy of our by-laws has been filed with the

Securities and Exchange Commission as an exhibit to our report on Form 8-K filed January 22, 2003. A copy of our by-laws can also be viewed at our website on www.lucent.com/investor/governance.

Employee Code of Conduct and Code of Ethics

Since our inception in 1996, we have had a code of conduct, which we refer to as our Business Guideposts. We require all employees to adhere to the Business Guideposts in addressing legal and ethical issues encountered in conducting their work. The Business Guideposts requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the company’s best interest. During 2002, all of our employees were required to certify that they reviewed and understood the Business Guideposts. In addition, all officers and senior level executives were required to certify as to any actual or potential conflicts of interest involving them and the company.

The company has established an Office of Business Conduct that assists our employees in complying with the requirements of the Business Guideposts. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Business Guideposts. Furthermore, we also provide training for our employees on the Business Guideposts and their legal obligations to the company. The Board periodically receives reports on our compliance program.

We have also adopted a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer, our Controller and all other financial officers and executives. This Code of Ethics supplements our Business Guideposts and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Business Guideposts and the Code of Ethics are posted on our website at www.lucent.com/investor/governance. We have also filed a copy of the Code of Ethics with the SEC as an exhibit to our September 30, 2003 annual report on Form 10-K.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit and Finance Committee has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit our financial statements for the fiscal year beginning October 1, 2003. In making this appointment, the Audit and Finance Committee considered whether the audit and non-audit services PricewaterhouseCoopers LLP provides are compatible with maintaining the independence of our outside auditors. The Audit and Finance Committee has adopted a policy and procedures which set forth the manner in which the Audit and Finance Committee will review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is retained. A copy of the policy and procedures is attached to this proxy statement as Exhibit B.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees and Services of PricewaterhouseCoopers LLP

The following table summarizes fees billed to the company by PricewaterhouseCoopers LLP during 2003 and 2002:

	Worldwide Fees ($ in thousands)
Service	2003	2002
Audit Fees
Consolidated Audit	$4,975	$4,045
Statutory Audits	2,583	2,570
SEC Filings	195	89
Accounting Research & Consultation	150	500
Total	$7,903	$7,204
Audit-Related Fees
Acquisition, Disposition & Divestiture Audits & Due Diligence	$0	$4,137
Employee Benefit Plan Audits	1,165	771
Audits of Certain Subsidiaries	333	320
Sarbanes-Oxley Planning	399	0
Other	0	568
Total	$1,897	$5,796
Tax Fees
International Subsidiaries, Tax Return Preparation & Consultation	$2,106	$1,735
Federal, State, Local Tax and Pension & Employee Benefits Services	810	2,414
Expatriate Tax Services	5,666	3,518
Tax Services for Dispositions & Divestitures	0	708
Total	$8,582	$8,375
Other Fees
Consulting Services	$0	$6,829
Business Continuity Planning	795	390
Total	$795	$7,219

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board of Directors is comprised of directors who meet the New York Stock Exchange standards for independence. The Audit and Finance Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in October 2003 and which is attached to this proxy statement as Exhibit A.

The Audit and Finance Committee met with management periodically during the year to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with the company’s independent auditors and with appropriate company financial personnel and internal auditors. The Audit and Finance Committee also discussed with the company’s senior management and independent auditors the process used for certifications by the company’s chief executive officer and chief financial officer which are required for certain of the company’s filings with the Securities and Exchange Commission.

The Audit and Finance Committee met privately at its regular meeting with both the independent auditors and the internal auditors, as well as with the chief financial officer and the general counsel on a number of occasions, each of whom has unrestricted access to the Audit and Finance Committee.

The Audit and Finance Committee appointed PricewaterhouseCoopers LLP as the independent auditors for the company after reviewing the firm’s performance and independence from management.

Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls.

The independent auditors audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discussed with the Audit and Finance Committee any issues they believe should be raised with the Audit and Finance Committee.

The Audit and Finance Committee reviewed with management and PricewaterhouseCoopers LLP, the company’s independent auditors, the company’s audited financial statements and met separately with both management and PricewaterhouseCoopers LLP to discuss and review those financial statements and reports prior to issuance. Management has represented, and PricewaterhouseCoopers LLP has confirmed, to the Audit and Finance Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Finance Committee received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. The Audit and Finance Committee also discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. The Audit and Finance Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by PricewaterhouseCoopers LLP and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

Robert E. Denham (Chairman)
Karl J. Krapek
Richard C. Levin
Ronald A. Williams

PROPOSAL #1 — ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes with terms that expire at successive annual meetings.

Our Board currently has eleven directors. Four directors will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in 2007 or until their successors have been elected and qualified, or until the earliest of their death, resignation or retirement. The Board of Directors has nominated Karl J. Krapek, Patricia F. Russo, Henry B. Schacht and Franklin A. Thomas to be elected at the 2004 annual meeting as directors whose terms will expire in 2007. If Proposal #2 concerning the declassification of our Board is approved by shareowners, the term of all of our directors, including these four nominees, will expire at our 2005 annual meeting.

Beginning on the next page, the principal occupation and certain other information are set forth regarding the nominees and the other directors whose terms of office will continue after the annual meeting. Information about the share ownership of the nominees and other directors can be found on page 16.

Vote Required and Recommendation of Board of Directors. Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker “non-votes” are not counted as votes cast for purpose of electing directors.

Your Board of Directors recommends a vote FOR the election of the above-named nominees as directors.

NOMINEES FOR TERMS EXPIRING IN 2007

Karl J. Krapek, Director of Lucent since April 2003. Retired President and COO of United Technologies Corporation (1982–2002). Director of United Technologies Corporation (1997–2002). Director of Visteon Corporation and Prudential Financial, Inc. (effective January 1, 2004).
Committees: Member of the Audit and Finance Committee.
Age: 55

Patricia F. Russo, Director of Lucent since 2002; Chairman and Chief Executive Officer (February 2003–present) and President and Chief Executive Officer (January 2002–February 2003) of Lucent. Chairman, Avaya Inc. (December 2000–January 2002). President and Chief Operating Officer of Eastman Kodak Company (April 2001–January 2002). Executive Vice President and Chief Executive Officer of Lucent Service Provider Networks Group (1999–2000) and Executive Vice President of Lucent, Corporate Operations (1996–1999). From 1992 until December 1996, Ms. Russo was the President of AT&T’s Business Communications Systems Group prior to the spinoff of Lucent from AT&T. Director of Schering-Plough Corporation.
Age: 51

Henry B. Schacht, Director of Lucent since 1996. Chairman (October 2000–February 2003; 1996–1998) and Chief Executive Officer (1996–1997; October 2000–January 2002) of Lucent. Senior Advisor to Lucent (February 2003–present; February 1998–February 1999). Chairman (1977–1995) and Chief Executive Officer (1973–1994) of Cummins Engine Company, Inc. Mr. Schacht is currently on an unpaid leave of absence as managing director and senior advisor of Warburg Pincus LLC. Director of Alcoa Inc.; Johnson & Johnson; and The New York Times Co.
Age: 69

Franklin A. Thomas, Director of Lucent since 1996 and Lead Director since October 2000. Consultant to the TFF Study Group since 1996 (a non-profit initiative assisting development in southern Africa). Retired President of The Ford Foundation (1979–1996). Chairman of the oversight board of the September 11 Fund. Director of Alcoa Inc.; Citigroup N.A.; Cummins Engine Company, Inc.; and PepsiCo, Inc.
Committees: Chairman of the Leadership Development and Compensation Committee and Member of the Corporate Governance and Nominating Committee.
Age: 69

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2005

Robert E. Denham, Director of Lucent since 2002. Partner, Munger, Tolles & Olson LLP since 1998 and from 1973–1991. Chairman and Chief Executive Officer of Salomon Inc. (1992–1997). Mr. Denham joined Salomon in late August 1991 as General Counsel of Salomon and its subsidiary, Salomon Brothers, and became Chairman and CEO of Salomon in June 1992. Mr. Denham’s law practice emphasizes advising clients on strategic and financial issues. Mr. Denham has been elected Chairman and President of the Financial Accounting Foundation, effective January 1, 2004. Director of Wesco Financial Corporation; U.S. Trust Corporation; and Fomento Economico de Mexico, S.A.
Committees: Chairman of the Audit and Finance Committee and Member of the Corporate Governance and Nominating Committee and the Litigation Committee.
Age: 58

Richard C. Levin, Director of Lucent since July 2003. President, Yale University since 1993. Member of the Board of Sciences, Technology and Economic Policy at the National Academy of Arts and Sciences. Mr. Levin also serves as a trustee of the William and Flora Hewlett Foundation.
Committees: Member of the Audit and Finance Committee.
Age: 56

John A. Young, Director of Lucent since 1996. Chairman of Agere Systems Inc. (March 2001–December 2001). Retired President and Chief Executive Officer of Hewlett-Packard Company (1978–1992). Director of Affymetrix, Inc.; Agere Systems Inc.; ChevronTexaco Corp.; Ciphergen Biosystems, Inc.; Fluidigm Corporation; and Perlegen Sciences Inc.
Committees: Chairman of the Technology Committee and Member of the Corporate Governance and Nominating Committee and the Leadership Development and Compensation Committee.
Age: 71

Ronald A. Williams, Director of Lucent since October 2003. President and Director of Aetna since 2002. Executive Vice President and Chief of Health Operations, Aetna Inc. (March 2001–May 2002). President, Blue Cross of California (1995–2001). Group President, Large Group Division, WellPoint Health Networks Inc., Blue Cross of California (1999–2001). Member of the Board of Trustees of The Conference Board. Member of Dean’s Advisory Council and the Corporate Visiting Committee at the Massachusetts Institute of Technology.
Committees: Member of the Audit and Finance Committee.
Age: 54

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2006

Daniel S. Goldin, Director of Lucent since 2002. Distinguished Fellow, Council on Competitiveness since November 2001. Former NASA Administrator (1992–2001). Member of the National Academy of Engineers and a Fellow of the American Institute of Aeronautics and Astronautics. Director of CDW Computer Centers, Inc.
Committees: Member of the Leadership Development and Compensation Committee, the Litigation Committee and the Technology Committee.
Age: 63

Edward E. Hagenlocker, Director of Lucent since April 2003. Retired Vice-Chairman, Ford Motor Company (1996–1999). Chairman, Visteon Automotive Systems (1997–1999). Director of Air Products and Chemicals, Inc.; American Standard Companies Inc.; AmerisourceBergen Corporation; and Boise Cascade Corporation.
Committees: Member of the Leadership Development and Compensation Committee and the Technology Committee.
Age: 64

Carla A. Hills, Director of Lucent since 1996. Chairman and Chief Executive Officer of Hills & Company (international consultants) since 1993. United States Trade Representative (1989–1993). Director of American International Group, Inc.; ChevronTexaco Corp.; and Time Warner Inc.
Committees: Chairman of the Corporate Governance and Nominating Committee and Member of the Leadership Development and Compensation Committee.
Age: 69

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information concerning the beneficial ownership of our common stock as of October 1, 2003 for: (a) each director and nominee for director of the company, (b) the person who in fiscal 2003 was the Chief Executive Officer of the company, (c) the four other most highly compensated executive officers named in the Summary Compensation Table on page 43, and (d) the directors and executive officers as a group. Except as otherwise noted, the named individual or their family members had sole voting and investment power with respect to such securities.

Name	Common Stock Beneficially Owned(1)(2)	Other Common Stock Equivalents(3)	Total
(a)
Robert E. Denham	75,671	63,552	139,223
Daniel S. Goldin	107,000	29,851	136,851
Edward E. Hagenlocker	5,000	30,864	35,864
Carla A. Hills	50,461	94,655	145,116
Karl J. Krapek	54,795	0	54,795
Richard C. Levin	53,476	0	53,476
Patricia F. Russo (b)	5,677,799	1,616,093	7,293,892
Henry B. Schacht	5,982,095	14,455	5,996,550
Franklin A. Thomas	103,000	115,064	218,064
Ronald A. Williams (4)	0	0	0
John A. Young	27,764	82,595	110,359

(c)
Frank A. D’Amelio	2,505,820	164,610	2,670,430
William T. O’Shea	6,355,070	344,657	6,699,727
Janet G. Davidson	862,613	198,468	1,061,081
James K. Brewington	1,633,411	238,213	1,871,624

(d)
Directors and Executive Officers as a Group (17 persons)	26,746,346	3,057,600	29,803,946

(1)

No individual director or officer identified above beneficially owns 1% or more of Lucent’s outstanding common stock, nor do the directors and executive officers as a group. The company does not know of any person who beneficially owns more than 5% of the outstanding common stock.

(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of October 1, 2003 pursuant to stock options awarded under company stock plans:

Robert E. Denham—10,671 shares
Daniel S. Goldin—67,000 shares
Edward E. Hagenlocker—5,000 shares
Carla A. Hills—31,139 shares
Karl J. Krapek—0 shares
Richard Levin—0 shares
Patricia F. Russo—4,909,466 shares
Henry B. Schacht—4,978,383 shares
Franklin A. Thomas—101,532 shares	Ronald A. Williams—0 shares
John A. Young—27,764 shares
Frank A. D’Amelio—2,292,559 shares
William T. O’Shea—5,806,905 shares
Janet G. Davidson—807,709 shares
James K. Brewington—1,424,395 shares
Directors and Executive Officers
as a Group (17 persons) —23,433,913 shares

(3)

Includes restricted stock units and amounts held in Lucent stock accounts under the company’s Deferred Compensation Plan. The value of these accounts depends directly on the market price of shares of Lucent common stock.

(4)	Mr. Williams joined the Lucent Board on October 18, 2003.

PROPOSAL #2 — DIRECTORS’ PROPOSAL TO AMEND
THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY
THE BOARD OF DIRECTORS AND TO ALLOW FOR
THE REMOVAL OF DIRECTORS WITHOUT CAUSE

Article VII of our Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. In addition, Article VII also provides that, generally, directors can be removed from the Board only for cause by the holders of a majority of our common stock. This system for electing and removing directors was adopted in 1996, prior to our becoming a publicly traded company and while we were still a wholly-owned subsidiary of AT&T Corp. To implement an annual election of directors or to change the manner in which directors can be removed from the Board, our Restated Certificate of Incorporation must be amended. This amendment requires approval by the affirmative vote of at least 80% of the outstanding shares of our common stock as of the record date.

The Board of Directors has unanimously adopted resolutions, subject to shareowner approval, approving and declaring the advisibility of an amendment to Article VII of our Restated Certificate of Incorporation to declassify the Board of Directors and to allow the holders of a majority of our common stock to remove a director with or without cause. The proposal would allow for the annual election of all directors in the manner described below. The Board of Directors has set the current number of directors at 11. The proposal would not change the present number of directors and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

Classified or staggered boards have been widely adopted and have a long history in corporate law. Proponents of classified boards assert they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence. Proponents of a staggered system for the election of directors also believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. This continuity and long-term focus is particularly important to research-based organizations, such as ours, where product and technology development is complex and long-term. Proponents further assert that classified boards may enhance shareowner value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.

On the other hand, some investors view classified boards as having the effect of reducing the accountability of directors to shareowners because classified boards limit the ability of shareowners to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareowners to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert that a staggered structure for the election of directors may discourage proxy contests in which shareowners have an opportunity to vote for a competing slate of nominees and therefore may erode shareowner value.

A shareowner proposal to declassify the Board of Directors has been presented to shareowners each year since 1998 and has received a majority of votes cast at our past three annual meetings. Since 2001, the Corporate Governance and Compensation Committee and the full Board of Directors has considered carefully the advantages and disadvantages of maintaining a classified board structure, and in the past concluded that it would be in the best interests of the company and its shareowners to maintain the classified board. This year, the Board has again given due consideration to the various arguments for and against a classified board, including consultation with internal and outside advisors. After this review, the Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has decided that it is an appropriate time to propose declassifying the Board. The Board is committed to principles of corporate democracy and is mindful that a majority of shareowners voting at our annual meeting has voted for declassification since 2001. This determination by the Board furthers its goal of ensuring that the company’s corporate governance policies maximize management accountability to shareowners and would, if adopted, allow shareowners the opportunity each year to register their views on the performance of the Board of Directors.

Under Delaware corporate law, shareowners may be limited to removing directors only for cause, but only if the company has a classified board. For Delaware corporations without a classified board, the holders of a majority of voting stock are entitled to remove directors with or without cause. Accordingly, we are also proposing to amend our Restated Certificate of Incorporation to eliminate the provision that allows shareowners to remove directors only for cause in conjunction with our proposal to declassify our Board. Under Delaware law, directors cannot be removed by other directors, and the proposed amendment will not change this.

The Board of Directors has unanimously approved the proposed amendment declassifying the organization of the Board of Directors and eliminating the provision that allows shareowners to remove directors only for cause. If approved by the requisite vote of shareowners as set forth below, our Restated Certificate of Incorporation will be amended to allow for the annual election of all directors and to allow the holders of a majority of our common stock to remove directors with or without cause. The Board of Directors has already approved amendments to our by-laws, that upon approval of this proposal, would make them consistent with the amendment to the Restated Certificate of Incorporation contained in Exhibit C.

If the proposed amendment is approved by our shareowners, the terms for all of our directors would end at our 2005 annual meeting. Beginning with the 2005 annual meeting, all directors would be elected for one-year terms at each annual meeting and the holders of a majority of our common stock would be entitled to remove directors with or without cause.

If this proposal is adopted, any director appointed by the Board as a result of the newly created directorship or to fill a vacancy on the Board of Directors would hold office until the next annual meeting.

The proposed amendment to our Restated Certificate of Incorporation is set forth in Exhibit C, and we have shown the changes to the relevant sections of Article VII resulting from the amendment, with deletions indicated by strike-outs and additions indicated by underlining. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the company would do promptly after the annual meeting.

Vote Required and Recommendation of Board of Directors. The affirmative vote of at least 80% of all outstanding shares of Lucent common stock entitled to vote will be required for approval of this proposal. An abstention on this proposal is not an affirmative vote and therefore will have the same effect as a negative vote on this proposal. Therefore, it is important that you vote your shares either at the meeting or by proxy. If the New York Stock Exchange considers this to be a routine proposal, a nominee holding shares in street name may vote for the proposal without voting instructions from the owner.

Your Board of Directors recommends a vote “FOR” the proposal to amend the Restated Certificate of Incorporation of Lucent to declassify the Board of Directors and to allow for the removal of directors without cause.

PROPOSAL #3 — DIRECTORS’ PROPOSAL TO APPROVE THE
LUCENT TECHNOLOGIES INC. 2004 EQUITY COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

The Lucent Technologies Inc. 1999 Stock Compensation Plan for Non-Employee Directors provides compensation to non-employee directors in the form of shares, and options to purchase shares, of Lucent common stock. This 1999 plan did not require approval, and was not approved, by our shareowners. The 1999 plan will terminate by its terms on February 1, 2004, except with respect to awards then outstanding. The Board of Directors believes that it is in the best interest of Lucent and its shareowners to adopt a new plan, approved by our shareowners, that will allow us to continue to provide equity compensation to our non-employee directors after expiration of the 1999 Plan.

Accordingly, on October 18, 2003, the Board of Directors adopted the Lucent Technologies Inc. 2004 Equity Compensation Plan for Non-Employee Directors, subject to shareowner approval. The plan will allow Lucent to continue to provide equity compensation to non-employee directors, under a shareowner-approved plan, in order to enable the company to attract and retain qualified persons to serve as directors, to enhance the equity interest of directors in the company, and thereby to solidify the directors’ common interest with the shareowners in enhancing the value and growth of the company.

The plan contains a number of provisions that the Board of Directors believes are consistent with the interests of shareowners and sound corporate governance practices. These include:

•	Limitation on Shares Issued for Awards. Only 2.5 million shares may be issued under the plan through March 2009, the expiration date of the plan.

•	Minimum of 50% of Annual Retainer Paid as Equity. Under the plan, non-employee directors are required to receive 50% of their annual retainer as an equity award, and they may elect to receive any amount of the remaining portion of their annual retainer as an equity award in lieu of cash payment.

•	Independent Committee. The plan will be governed by a committee of directors who meet the current New York Stock Exchange standard for independence.

•	Maximum Term of Seven Years. The maximum term of a stock option or a stock appreciation right is seven years.

•	No Discount Stock Options. Stock options (or stock appreciation rights) may not be granted or awarded with an exercise price of less than the fair market value of Lucent common stock on the date of the grant or award.

•	No Repricings. The repricing of stock options and stock appreciation rights is prohibited without the approval of shareowners. This provision applies to both direct repricings — lowering the exercise price of a stock option or stock appreciation right or cancelling such awards and replacing them with lower-priced awards — and indirect repricings — cancelling an outstanding stock option or stock appreciation right and granting a replacement full-value award.

In addition, the Board of Directors has instituted a stock ownership policy as previously described on page 7. The policy will require that each non-employee director hold 50% of all equity awards under the plan until retirement or resignation from Lucent’s Board.

The number of shares of Lucent common stock subject to the plan is before any adjustment for the reverse stock split proposed in this proxy statement. If the reverse stock split is authorized by the shareowners and if the Board then exercises that authority, the number of shares subject to the plan and other share amounts described below will be adjusted based on the reverse stock split ratio selected by the Board of Directors.

This plan only concerns equity compensation for non-employee directors of the company. The equity compensation plan for employees of the company was approved by the shareowners in 2003.

SUMMARY OF THE PLAN

The principal features of the plan are summarized below. The summary does not contain all information that may be important to you. The complete text of the plan is set forth at Exhibit D to this proxy statement.

Plan Administration. The plan is administered by the Leadership Development and Compensation Committee (the “Compensation Committee”), composed of non-employee directors, each of whom is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. All of the members of the Compensation Committee meet the New York Stock Exchange standard for director independence. The Compensation Committee has the sole authority to, among other things:

•	Interpret and administer the plan,

•	Make rules and regulations relating to the administration of the plan, and

•	Make any other determinations that it deems necessary to administer the plan.

Eligibility. Only Lucent’s non-employee directors are eligible to participate in the plan. As of December 22, 2003, ten non-employee directors were on the Board.

Awards. The plan provides for the grant of shares of Lucent common stock, non-statutory options, stock appreciation rights, restricted stock, dividend equivalents, stock unit awards, as such terms are defined in the plan, and other rights, interests or options relating to Lucent common stock or other securities to the non-employee directors.

Shares Subject to the Plan. The plan authorizes the issuance of up to 2,500,000 shares of Lucent common stock. If any shares are subject to an award under the plan that is forfeited, cancelled, expires, lapses or otherwise terminates without the issuance of such shares, those shares will again be available for grant under the plan. Likewise, shares that are tendered to Lucent by a participant as full or partial payment of the exercise price of any stock option granted under the plan or in payment of any withholding tax incurred in connection with any award under the plan shall be available for issuance under the plan. The shares issued under the plan may consist, in whole or in part, of authorized but unissued shares or treasury shares.

Adjustments. In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting Lucent common stock, adjustments and other substitutions will be made to the plan, including adjustments in the maximum number of shares subject to the plan and other numerical limitations. Adjustments will also be made to awards under the plan as the Compensation Committee in its sole discretion deems equitable or appropriate.

Equity Retainer. Under the plan, non-employee directors receive 50% of their annual retainer as an equity award and may elect to receive any amount up to the remaining portion of the retainer as an equity award in lieu of a cash retainer. Continuing non-employee directors wishing to make such an election must give notice to the company by December 31 of the preceding calendar year of the desired form of payment for the remaining 50% portion of their retainer. New non-employee directors wishing to make such an election must notify the company within 30 days after the date on which they are first elected or begin to serve as director. If non-employee directors fail to notify the company of their election, then such directors shall receive 50% of their annual retainer as an equity award and the remaining 50% as cash. If a non-employee director’s equity retainer is payable in shares, the number of shares to be awarded shall be equal to the portion of the annual retainer to be paid in shares divided by the fair market value of a share of Lucent common stock on the day on which the award is made. If a non-employee director’s equity retainer is payable in the form of an option or stock appreciation right, the number of shares of Lucent common stock subject to such option or stock appreciation right shall be determined based on the Black-Scholes valuation method on the grant date of such award.

Options. Non-statutory options to purchase shares of Lucent common stock may be granted under the plan, either alone or in addition to other awards and for no consideration or for such consideration as the Compensation Committee may determine or as may be required by applicable law. The price at which a share may be purchased under an option may not be less than the fair market value of a share on the date the option is granted. Fair market value means the average of the highest and lowest sale price of Lucent common stock reported on the New York Stock Exchange on the relevant date of determination. The plan permits the Compensation Committee to establish the term of each option, but no option will be exercisable at any time earlier than one year from its grant date, and its term shall not exceed seven years. Options vest and become fully exercisable in the event (i) a change of control occurs as described below; (ii) a participant does not stand for re-election; (iii) a participant stands for re-election but is not re-elected; or (iv) the death of the participant. If a participant resigns from the Board prior to the end of his or her term as a Board member, the participant shall forfeit any unvested option.

Stock Appreciation Rights. Stock appreciation rights entitle a participant to receive upon exercise an amount equal to the number of shares subject to the award multiplied by the excess of the fair market value of a share at the time of exercise over the grant price of such share. Stock appreciation rights will generally have the same terms and conditions as options, as described above. Stock appreciation rights may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option. Any stock appreciation rights related to an option may be granted at the same time the option is granted or anytime after the grant but before exercise or expiration of the option. A stock appreciation right related to an option will terminate and cannot be exercised upon the termination or exercise of the related option. However, if a stock appreciation right award is related to an option but is less than the full number of shares covered by the option, the stock appreciation right will not be reduced until the exercise or termination of shares for the related option exceeds the number of shares not covered by the stock appreciation right. Any option related to a stock appreciation right that is exercised will cease to be exercisable to the extent the related stock appreciation right has been exercised.

Restricted Stock. Restricted stock awards may be issued to participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the plan. Restricted stock vests and becomes fully exercisable as determined by the Compensation Committee, but in no event earlier than one year from its grant date. Restricted stock vests and becomes fully exercisable in the event: (i) a change of control occurs, as described below; (ii) the participant does not stand for re-election; (iii) the participant stands for re-election but is not re-elected; or (iv) the death of the participant. If a participant resigns from the Board prior to the end of his or her term as a Board member, the participant shall forfeit any unvested restricted stock.

Stock Unit Awards. Other awards of Lucent common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Lucent common stock or other property may be granted to participants, either alone or in addition to other awards. Stock unit awards may be paid in shares of Lucent common stock, other securities of the company or cash, as the Compensation Committee may determine. Shares (including securities convertible into shares) granted as stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into shares) purchased pursuant to a purchase right granted as a stock unit award will be purchased for such consideration as the Compensation Committee may determine, which will not be less than the fair market value of such shares or other securities as of the date such purchase right is awarded.

Change in Control. Unless otherwise determined by the Compensation Committee at the time of the grant of an award, in the event of a change in control of Lucent, all outstanding awards will become fully vested. A “change in control” means, with certain exceptions: (i) an acquisition of beneficial ownership of 20% or more of either the outstanding common stock or the combined voting power of the outstanding voting securities of Lucent, unless the shares are acquired directly from Lucent, by an employee benefits plan or in certain approved transactions; (ii) a change in the composition of the Board of Directors during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board, together with other individuals selected by such incumbent directors, cease to constitute a majority of the Board; (iii) the approval by our shareowners of a merger, reorganization or consolidation or a disposition of all or substantially all of Lucent’s assets, under certain circumstances; or (iv) the approval by our shareowners of a complete liquidation or dissolution of Lucent.

Effective Date, Term, Amendment and Termination. If approved by shareowners, the plan will become effective as of the date of such approval and will remain in effect until the earlier of (a) the date that no additional shares are available for issuance, (b) the date the plan is terminated by the Board of Directors in accordance with its terms or (c) March 31, 2009. Termination will not affect grants and awards then outstanding under the plan. The Board of Directors may terminate or amend the plan at any time without shareowner approval, unless such approval is necessary to comply with the Securities Exchange Act of 1934, the Internal Revenue Code, New York Stock Exchange rules, or other applicable law. In any event, shareowner approval will be required to, among other things, (i) increase the maximum number of shares issuable under the plan, (ii) reduce the exercise price of options and stock appreciation rights by repricing or replacing such awards, or (iii) change the participants eligible to participate in the plan.

Restriction on Transfer. Awards granted under the plan are generally non-transferable, except by will or the laws of descent and distribution. Participants are permitted to transfer awards to members of their immediate family.

Other Provisions. The Compensation Committee may establish procedures providing for the delivery of shares of Lucent common stock in satisfaction of withholding tax obligations. Subject to the provisions of the plan and any award agreement, the recipient of an award (including, without limitation, any deferred award) may, if so determined by the Compensation Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares of Lucent common stock covered by the award. The Compensation Committee may also provide that such amounts (if any) will be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

Federal Income Tax Consequences. We believe that under present law, the following are the U.S. federal income tax consequences generally arising with respect to stock options and stock appreciation rights. Upon exercising an option, a participant must recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. We will be entitled to a deduction for the same amount. The treatment to a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held. Generally, there will be no tax consequence to Lucent in connection with a disposition of shares acquired under an option. Upon exercise of a stock appreciation right, a participant must recognize ordinary income equal to the amount of cash received plus the fair market value of any shares received. We will be entitled to a deduction for the same amount.

Other Information

New Plan Benefits—2004

The following chart presents the benefits or amounts that will be received by or allocated to each of the following groups for fiscal 2004, to the extent that these benefits or amounts are determinable. These awards are subject to shareowner approval of the plan.

2004 Equity Compensation Plan For Non-Employee Directors

Name and Principal Position	Dollar Value	Number of Units
Executive Officers as a Group	N/A	N/A
Non-Executive Director Group (10 persons)	$1,385,000(1)	(2)
Non-Executive Officer Employee Group	N/A	N/A

(1)	This aggregate dollar amount (i) assumes that all non-employee directors will elect to receive the maximum amount of their annual retainer (representing 100% of retainer) in Lucent common stock; (ii) includes additional retainers to be paid for serving as chairman of each of the committees and for serving as members of the Audit and Finance Committee; and (iii) includes the grant to each non-employee director of shares of Lucent common stock having a value of $25,000. (See the section entitled “Compensation of Directors — Proposed Non-Employee Directors’ Equity Plan and Compensation” on page 7 for the amounts of the additional retainers). This aggregate dollar amount would be $817,500 if all non-employee directors elect to receive the minimum amount required under the plan of their annual retainer (representing 50% of retainer) in Lucent common stock. Pursuant to the plan, the non-employee directors must make their election for fiscal 2004 by December 31, 2003. Amounts allocated after 2004 will also depend on, among other things, the variables referred to in Note 2 below.

(2)	The number of shares to be issued for fiscal 2004 and thereafter will depend on future variables such as stock prices, the amount of the total retainer each non-employee director elects to receive in Lucent common stock in lieu of cash, any decision by the Board to grant additional compensation in the form of stock, and any increases in compensation of directors from time to time, whether payable in cash or shares, and is thus not currently determinable.

N/A — Not applicable as this person or group is not eligible to receive awards under the plan.

If the plan is not approved by shareowners, the Board of Directors will consider other alternatives for performance-based compensation.

The plan is not exclusive and does not limit the authority of the Board or its committees to grant awards or authorize any other compensation, with or without reference to shares, under any other plan or authority.

Vote Required and Recommendation of Board of Directors.  The affirmative vote of the majority of the common shares present in person or represented by proxy at the meeting and entitled to vote on this proposal will be required for approval of this proposal. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker “non-vote” is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Your Board of Directors recommends a vote FOR approval of the Lucent Technologies Inc. 2004 Equity Compensation Plan for Non-Employee Directors.

PROPOSAL #4 — DIRECTORS’ PROPOSAL TO AMEND THE RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
AT ONE OF FOUR RATIOS

General

At our 2003 annual meeting, shareowners approved a proposal to allow the Board of Directors, in its sole discretion, to effect a reverse stock split at any of the following ratios: one-for-ten; one-for-twenty; one-for-thirty; or one-for-forty. One of the reasons the Board requested this authority at the 2003 meeting was because in October 2002, our common stock failed to meet the New York Stock Exchange’s minimum trading price of $1.00 per share. We then had six months to cure this minimum price issue, which occurred when our stock began consistently trading above $1.00 beginning in November 2002.

The authority granted by shareowners to the Board of Directors at the 2003 annual meeting expires on February 19, 2004. The Board of Directors has not yet effected a reverse stock split since the time this proxy statement was printed because the Board has determined that the timing has not yet been appropriate to effect the reverse stock split in a manner that would be beneficial to the long-term value of Lucent common stock with the least amount of adverse impact on the short-term value. However, the Board of Directors still believes shareowners’ interests will be best served if the Board has the authority and flexibility to effect a reverse stock split.

Accordingly, the Board of Directors has again unanimously adopted a resolution seeking shareowner approval to amend Lucent’s Restated Certificate of Incorporation to effect a reverse stock split of Lucent common stock. If the reverse stock split is approved by the shareowners, the Board of Directors may subsequently effect, in its sole discretion, a reverse stock split based upon any of the following four ratios: one-for-five; one-for-ten; one-for-twenty; or one-for-thirty. Approval of this proposal by our shareowners would give the Board of Directors authority to implement the reverse stock split at any time prior to February 19, 2005. In addition, notwithstanding approval of this proposal by the shareowners, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our shareowners.

Background

We have been a public company and have been a listed company on the New York Stock Exchange since April 3, 1996. Since January 1, 2000, we have had no less than 3 billion shares of common stock outstanding and currently we have approximately 4.2 billion shares outstanding. Beginning in 2000, market prices for stocks trading in the United States markets, particularly the telecommunications industry, have generally declined. Although stock prices have generally increased year-to-date in 2003, many stocks in the telecommunications industry are still far below their pre-2000 highs. In order to reduce the number of shares of Lucent common stock outstanding and thereby attempt to proportionally raise the per share price of Lucent common stock, the Board of Directors believes that it is in the best interests of our shareowners for the Board of Directors to obtain the authority to implement a reverse stock split.

The Board of Directors believes that it is in the interest of our shareowners and Lucent for the Board to have the authority to effect the reverse stock split in order to return our share price to a price level typical of share prices of other widely-owned public companies. The Board of Directors believes that the higher share price of Lucent common stock may meet investing guidelines for certain institutional investors and investment funds. The Board of Directors also believes that our shareowners will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds can ultimately improve the trading liquidity of our common stock. Furthermore, the Board of Directors believes we will benefit from reduced costs associated with shareowner communications.

The Board of Directors has considered on different occasions whether to effect a reverse stock split and has determined that the proper time has not yet occurred. With the increase in our stock price over

$1.00 since November 2002 and over $2.00 since September 2003, a reverse stock split has not been necessary to avoid having our stock de-listed from the New York Stock Exchange. Accordingly, the Board would implement a reverse stock split only when the Board believes that it would optimize the long-term value of our common stock and would have the least impact on the short-term value of the stock. The Board believes it can best achieve this objective if the shareowners give the Board authority to effect a reverse stock split until February 2005.

The Board of Directors still believes that shareowner approval of four potential exchange ratios (rather than a single exchange ratio) provides the Board of Directors with the flexibility to achieve the desired results of the reverse stock split. If the shareowners approve this proposal, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the shareowners at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the four ratios set forth herein. No further action on the part of shareowners will be required to either implement or abandon the reverse stock split. If the proposal is approved by shareowners, and the Board of Directors determines to implement any of the reverse stock split ratios, Lucent would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the board selects. If the Board of Directors does not implement the reverse stock split prior to February 19, 2005, the authority granted in this proposal to implement the reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our shareowners.

The company does not anticipate the Board of Directors exercising its existing authority to effect a reverse stock split before the 2004 annual meeting. However, should the Board of Directors effect a reverse stock split prior to the 2004 annual meeting, the Board of Directors would withdraw this proposal from the agenda.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of Lucent common stock (the aggregate value of all Lucent common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of Lucent common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of Lucent common stock outstanding before the reverse stock split.

There can be no assurance that the market price per new share of Lucent common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of Lucent common stock outstanding before the reverse stock split. For example, based on the closing price on the New York Stock Exchange of Lucent common stock on October 1, 2003 of $2.14 per share, if the Board of Directors decided to implement the reverse stock split and selects a reverse stock split ratio of one-for-ten, there can be no assurance that the post-split market price of Lucent common stock would be $21.40 per share or greater.

Accordingly, the total market capitalization of Lucent common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split. Moreover, in the future, the market price of Lucent common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of Lucent common stock may not improve.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of Lucent common stock may not necessarily improve.

A decline in the market price of Lucent common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of Lucent common stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of Lucent common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of Lucent common stock will, however, also be based on Lucent’s performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of Lucent common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be realized simultaneously for all Lucent common stock and the ratio will be the same for all Lucent common stock. The reverse stock split will affect all of Lucent’s shareowners uniformly and will not affect any shareowner’s percentage ownership interests in Lucent, except to the extent that the reverse stock split would result in any of Lucent’s shareowners receiving cash in lieu of fractional shares. As described below, shareowners otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split shareowners to the extent there are presently shareowners who would otherwise receive less than one share of Lucent common stock after the reverse stock split. In addition, the reverse stock split will not affect any shareowner’s percentage ownership or proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of Lucent common stock will not be reduced, the reverse stock split will increase the Board of Directors’ ability to issue authorized and unissued shares without further shareowner action.

The principal effect of the reverse stock split will be that:

•	the number of shares of Lucent common stock issued and outstanding will be reduced from approximately 4.2 billion shares to a range of approximately 840 million to 140 million shares, depending on the reverse stock split ratio determined by the Board of Directors;

•	the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into Lucent common stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors;

•	based on the reverse stock split ratio selected by the Board of Directors, proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of Lucent common stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split; and

•	the number of shares reserved for issuance under the 2003 Long Term Incentive Plan, or under the 2004 Non-Employee Directors’ Plan if approved by shareowners, will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors.

In addition, the reverse stock split will increase the number of shareowners who own odd lots (less than 100 shares). Shareowners who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Shareowners

You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, you will receive a cash payment from the transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale. However, the proceeds will be subject to federal income tax. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, you will have no further interest in Lucent with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

NOTE: If you do not hold sufficient Lucent shares to receive at least one share in the reverse stock split and you want to continue to hold Lucent common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1)	purchase a sufficient number of shares of Lucent common stock (either on the open market or through The Bank of New York’s BuyDIRECT plan) so that you hold at least an amount of shares of Lucent common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of Lucent common stock on a post-reverse stock split basis; or

(2)	if you have Lucent common stock in more than one account, consolidate your accounts so that you hold at least an amount of shares of Lucent common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of Lucent common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in Lucent’s stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where Lucent is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareowners otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

Effect on Lucent Employees and Directors of Lucent

•	If you are a Lucent employee, the number of shares reserved for issuance under Lucent’s existing stock option plans and the employee stock purchase plan will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options and the exercise price for such options will be adjusted based on the reverse stock split ratio selected by the Board of Directors.

•	If you are a current or former employee or a director of Lucent, you may own Lucent restricted stock units or you may own Lucent common stock under the Lucent savings plans, which would all be adjusted based on the reverse stock split ratio selected by the Board of Directors.

Effect on Registered and Beneficial Shareowners

Upon a reverse stock split, we intend to treat shareowners holding Lucent common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered shareowners whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Lucent common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareowners for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Owners of our Convertible Securities

If you are a holder of our 7.75% Cumulative Convertible Trust Preferred Securities, 8% Convertible Subordinated Debentures or 2.75% Series A or Series B Convertible Senior Debentures, the number of Lucent common shares into which each convertible security may be converted will be adjusted proportionately based on the reverse stock split ratio determined by the Board of Directors.

Effect on Registered “Book-entry” Shareowners

Our registered shareowners may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. Certain registered shareowners may also hold shares through The Bank of New York’s BuyDIRECT Plan. These shareowners will not have stock certificates evidencing their ownership of Lucent common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. This cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

Effect on Registered Certificated Shares

•	Some of our registered shareowners hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, the Bank of New York, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

•	No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

•	If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Effect on Fractional Shareowners.”

At any time after receipt of your direct registration system statement, you may request a stock certificate representing your ownership interest.

SHAREOWNERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

The reverse stock split would affect all issued and outstanding shares of Lucent common stock and outstanding rights to acquire Lucent common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of Lucent common stock that are not issued or outstanding would increase due to the reduction in the number of shares of Lucent common stock issued and outstanding based on the reverse stock split ratio selected by the Board of Directors. As of October 1, 2003, we had 10 billion shares of authorized common stock and approximately 4.2 billion shares of common stock issued and outstanding. We will continue to have 250,000,000 authorized shares of preferred stock, all of which are unissued at this time. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Lucent common stock will be diluted.

Accounting Matters

The reverse stock split will not affect the par value of Lucent common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to Lucent common stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of Lucent common stock will be restated because there will be fewer shares of Lucent’s common stock outstanding.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of Lucent with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Lucent’s shares of common stock or obtain control of Lucent, nor is it part of a plan by management to recommend to the Board and shareowners a series of amendments to our Restated Certificate of Incorporation. Other than the proposal for the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of Lucent.

Procedure for Effecting Reverse Stock Split

If the shareowners approve the proposal to authorize the reverse stock split and the Board of Directors decides to implement the reverse stock split at any time prior to February 19, 2005, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Restated Certificate of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Exhibit E to this proxy statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our shareowners are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide shareowners with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareowner may vary depending upon the particular facts and circumstances of such shareowner. Each shareowner is urged to consult with such shareowner’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a shareowner that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareowner upon such shareowner’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the shareowner’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, shareowners who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The shareowner’s holding period for the post-reverse stock split shares will include the period during which the shareowner held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of Lucent common stock by a United States holder of Lucent common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREOWNER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

Vote Required and Recommendation of Board of Directors.  The affirmative vote of a majority of all outstanding shares of Lucent common stock entitled to vote on this proposal will be required for approval of this proposal. An abstention will have the effect of a vote against the proposal. If the New York Stock Exchange considers this to be a routine proposal, a nominee holding shares in street name may vote for the proposal without voting instructions from the owner.

Your Board of Directors recommends a vote “FOR” the proposal to amend the Restated Certificate of Incorporation of Lucent to effect a reverse stock split at one of the following four ratios: one-for-five; one-for-ten; one-for-twenty; or one-for-thirty.

PROPOSAL #5 — SHAREOWNER PROPOSAL TO REQUIRE SHAREOWNER
APPROVAL OF FUTURE GOLDEN PARACHUTES

Walter J. Ehmer, 1785 Brandon Hall Drive, Atlanta, GA 30350, who owns 1,380 shares of the company’s common stock, proposes the adoption of the following resolution and has furnished the following statement in support of his proposal:

“Resolved: The shareholders of Lucent urge the Board to seek shareholder approval for future severance agreements with senior executives, including “golden parachute” and “golden good-bye” severance agreements, that provide benefits exceeding 2.99 times the sum of the executive’s base salary plus bonus.

We define “golden parachutes” as severance provisions triggered when executive are terminated, retire or resign after a change in corporate control; and “golden good-byes” as severance agreements with provisions that, absent a change in corporate control, are triggered when executive are terminated, retire or resign. “Benefits” include the present value of all post-termination payments (in cash or in kind), including lump sums, fringe benefits, perquisites and consulting fees.

Supporting Statement: We believe that overly generous “golden parachute” and “golden good-bye” agreements are among the most costly, wasteful and counter-productive forms of executive compensation.

Because it is not always practical to obtain prior shareholder approval, under this proposal the company has the option to seek shareholder approval after the material terms are agreed upon. We believe shareholders should at least be given a chance to ratify such agreements, providing valuable feedback to the Board. Indeed, the knowledge that shareholders will be scrutinizing and voting on these agreements may encourage restraint and strengthen the hand of the Board’s compensation committee.

In our opinion, Lucent’s severance agreements are unjustifiably costly and contrary to long-term shareholder interests. Even if there is no change in control, CEO Russo is entitled to a severance package worth at least $10 million if she is terminated for any reason except cause (unethical or unlawful behavior), death or disability. If Russo resigns “with good reason,” or is terminated “without cause,” she is eligible for a $6 million lump sum payment (two years salary plus target bonus), continued benefit coverage and equity vesting for two years, plus the immediate vesting of 550,000 restricted shares and of options on an additional 1.2 million shares.

Russo can resign and receive even more generous compensation (including “gross-up payments” to offset IRS excise taxes on excessive parachute payments) if there is a “change in control,” defined to include situations where another entity acquires as little as 20% of the company’s voting stock and never makes a tender offer or takes control.

In the event of a change in control, we are concerned the cost of these agreements will reduce the value ultimately received by shareholders. Moreover, we believe that golden parachutes tend to reward the underperformance that can precipitate a change in control and are unnecessary given the high levels of executive compensation at Lucent.

We believe these multi-million dollar parachutes are particularly inappropriate at a time when Lucent is cutting the benefits of other retirees, many with 30 or more years of loyal service. In a break with company tradition, Lucent has stopped granting pension cost-of-living adjustments and in 2003 retroactively canceled the spousal death benefit for management retirees.

Similar proposals received majority support in 2003 at companies including Verizon, Hewlett-Packard and Tyco.

Please VOTE FOR this resolution.”

COMPANY RESPONSE TO SHAREOWNER PROPOSAL

The company does not believe that this proposal would enhance shareowner value and be in the best interests of Lucent shareowners. To the contrary, we believe it could hinder the Board’s ability to attract and compensate qualified executives.

First, executive compensation matters at Lucent are overseen by the Board through a committee that is, and has always been, comprised exclusively of independent directors. Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate executives to maximize shareowner returns.

The Board of Directors believes that use of employment and severance agreements for a limited group of key employees is reasonable, appropriate and absolutely necessary. We operate in an industry that has experienced much volatility in the past few years. We need the most qualified executives to set the pace for the future. Like many corporations, we use these types of agreements because they promote shareowners’ interests by enabling the company to employ and retain the most qualified executives. The number and type of agreements that Lucent has with its executives are consistent with industry practice.

Although the proposal recommends a limit to 2.99 times base salary and bonus, the company has had a severance policy of 2 times salary and annual target bonus for specific situations involving officers. Indeed, the Board of Directors recently revised Lucent’s severance policy for officers not currently covered by existing severance arrangements to limit severance to one times salary and annual target bonus, plus benefits and continued vesting of previously awarded equity compensation. This policy is well within the spirit of the proposal.

In addition, implementation of this proposal would be costly and disruptive to the efficiency of the company. Lucent has over 4 million shareowners. To call a special meeting of shareowners to approve an agreement prior to signing with an executive would incur considerable expense and is unworkable on its face. Alternatively under the proposal, Lucent could be required to present the agreement to shareowners at the next annual meeting. This would mean that we would be unable to assure a potential executive or officer that the agreement would be approved or ratified. As a result of this uncertainty, a candidate could not be sure of the terms of employment and would be more likely to accept a competing offer that provided final terms.

Vote Required and Recommendation of Board of Directors.  The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareowner proposal is required to approve the shareowner proposal, which is framed as a “recommendation” to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareowner proposal. A broker “non-vote” is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareowner proposal has been approved.

Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners specify otherwise in their proxies.

PROPOSAL #6 — SHAREOWNER PROPOSAL REGARDING EXECUTIVE
COMPENSATION PROGRAMS

Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057-2717, owner of 6,000 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

“Management and Directors are requested to consider discontinuing all rights, options, SARs and possible severance payments to top 5 of Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees whom are offered reasonable employee options or bonuses.

REASONING:

Moderation is needed in corporate remuneration. Any person can live very lavishly on $500,000.00 per year. Over-paying Management has been ongoing and increasing for years. Many officials have been awarded with no mention of what was accomplished above and beyond expectation of their positions. The bookwork involved and expense is tremendous in carrying out these programs. Peer group comparison and commercial “Remuneration” entities have been employed by some to recommend payouts, having nothing to do with a performance record. The products, its advertising, and its acceptance usually govern earnings.

When Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non-workers, or non-achievers and of little use in our society.

There are many good Management Training Schools in the United States and the supply is available. Hiring away from other corporations is a predatory process, increases costs and does not necessarily “align shareowner/management relations”, with any gain to the shareowners. Think about it! Vote YES for this proposal, it is your gain.

Thank You and please vote YES for this proposal.”

COMPANY RESPONSE TO SHAREOWNER PROPOSAL

We have an executive compensation program that we believe encourages our executives to make responsible business decisions which result in company performance that benefits our shareowners. The program provides these incentives by linking a portion of each executive’s compensation to the company’s financial performance. This is done by granting equity-based awards that depend on the extent to which the company meets financial performance measurements set by the Corporate Governance and Compensation Committee and now by the Leadership Development and Compensation Committee. As we stated in our Compensation Committee report, if the company does not meet the financial performance objectives, any incentives granted are subject to the discretion of the Board. With these types of awards, our executives benefit when the value of your shares increases. We believe that providing these kinds of incentives will encourage actions by executives which benefit all shareowners in a way that base salaries and the kinds of benefits that the proponent would allow us to provide would not.

We also believe that our executive compensation program is competitive with those companies with whom we compete for executive talent. It must remain competitive. If it does not, we believe the company will be less successful in attracting and retaining the executive talent it needs in the market in which we compete. While a compensation package including stock options and other equity based compensation will not always retain an executive, we believe that these types of compensation packages are an appropriate tool to use in seeking to maximize shareowner value. For these reasons, we believe that it is not in the shareowners’ interest to adopt this proposal and urge you to vote against it.

Vote Required and Recommendation of Board of Directors.  The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareowners proposal is required to approve the shareowner proposal, which is framed as a “recommendation” to the Board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareowner proposal. A broker “non-vote” is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareowner proposal has been approved.

Your Board of Directors recommends a vote AGAINST the adoption of this shareowner proposal. Proxies solicited by the Board of Directors will be so voted unless shareowners otherwise specify in their proxies.

SUBMISSION OF SHAREOWNER PROPOSALS

If a shareowner wants us to include a proposal in our proxy statement for presentation at our 2005 annual meeting of shareowners, the proposal must be received by us at our principal executive offices at 600 Mountain Avenue, Murray Hill, New Jersey 07974 no later than August 24, 2004.

A shareowner may also nominate directors or have other business brought before the 2005 annual meeting by submitting the nomination or proposal to us on or after October 8, 2004, and on or before November 7, 2004, in accordance with Lucent’s by-laws. The nomination or proposal must be delivered to our executive offices at 600 Mountain Avenue, Murray Hill, NJ 07974, to the attention of our corporate Secretary. We are not required to include any nomination or proposal received after August 24, 2004 in our proxy materials for the 2005 annual meeting.

In addition to the proposals included in this proxy statement, we also received formal proposals during the year from shareowners. Two proposals were withdrawn by the proponents after review and discussion between management and the shareowners. Below is a summary of the substance of these two proposals and the actions that led to the withdrawal of the proposals by the shareowners.

Shareowner Proposal to Declassify the Board

Mrs. Evelyn Y. Davis of Washington, D.C., submitted a proposal for our 2004 annual meeting, as she has done each year since our 1998 annual meeting, requesting that the Board of Directors take the necessary steps to declassify the Board. At each annual meeting since 2001, Mrs. Davis’s proposal has received the support of a majority of the votes cast on her proposal. Last year, Mrs. Davis’s proposal was supported by 56% of the votes cast. Because the Board of Directors has now taken the necessary steps to obtain shareowner approval to declassify the Board, as requested by Mrs. Davis’s proposal, Mrs. Davis has agreed to withdraw her proposal.

Shareowner Proposal to Disregard Pension Credit for the Calculation of Performance-Based Compensation

Mr. William Kadereit of Heath, Texas made a proposal that asked the Board to calculate future awards of performance-based compensation without regard to pension credits.

The company today effectively excludes pension credits from consideration when calculating executive compensation and commits to excluding the pension credit as a factor in determining executive compensation in the future as a matter of policy.

The pension credit is effectively established at the beginning of the year at the same time that operating income targets are set. The asset return and discount rate assumptions that drive the pension credit calculation are fixed at the beginning of the year and remain fixed for both reporting and compensation purposes. These assumptions, which are consistently set in accordance with GAAP, are reviewed by Lucent’s Board through its Audit and Finance Committee (comprised entirely of independent directors) and are disclosed in our SEC filings.

The Board, for purposes of determining compensation, reviews any changes in the pension credit resulting from adjustments in the pension-related benefits during the year. For example, while the company eliminated the death benefit provision of the U.S. management pension plan during fiscal 2003, it excluded the favorable operating income impact of the elimination of the death benefit in calculating 2003 performance-based incentive compensation.

Therefore, the current governance process has assured as a matter of practice that pension credit assumptions were not established or adjusted for the purpose of benefiting management.

While the company has excluded pension credits as a factor in calculating executive compensation in the past, it has decided to clarify and commit that practice as a matter of policy.

Accordingly, pension credits and adjustments in pension related benefits will be excluded from consideration in determining executive compensation as a matter of policy. In recognition of this governance policy, Mr. Kadereit agreed to withdraw his resolution.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in Lucent stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors and executive officers for fiscal 2003 were timely met, except that William T. O’Shea was late reporting the withholding of restricted stock units in December 2002 to pay withholding taxes upon vesting of restricted stock.

PERFORMANCE GRAPH

The graph below provides an indicator of cumulative total shareowner returns for Lucent common stock as compared with the S&P 500 Index, the S&P 500 Communications Equipment GICS Sub Industry Index and the S&P 500 Telecom Equipment Index weighted by market value at each measurement point.

This graph covers the period of time from September 30, 1998, through the end of fiscal 2003.

	9/30/98	9/30/99	9/29/00	9/28/01	9/30/02	9/30/03
Lucent Technologies	$100.00	$187.37	$88.09	$17.51	$2.86	$8.12
S&P 500 Index	$100.00	$126.13	$141.25	$102.35	$80.16	$97.93
S&P 500 Communications Equipment GICS Sub Industry Index	$100.00	$215.42	$240.51	$48.43	$20.94	$33.81
S&P 500 Telecom Equipment Index	$100.00	$215.42	$240.51	$48.43	$20.94	—

Notes:

(1)	Assumes $100 invested on September 30, 1998 in Lucent common stock, the S&P 500 Index, the S&P 500 Communications Equipment GICS Sub Industry Index and the S&P 500 Telecom Equipment Index with the reinvestment of all dividends, including the company’s distribution to shareowners of Avaya Inc. common stock on September 30, 2000 and Agere Systems Inc. common stock on June 1, 2002. For the purpose of this chart, the Avaya Inc. and Agere Systems Inc. distributions are each treated as a non-taxable cash dividend that would have been converted to additional Lucent shares at the close of business on September 30, 2000 for Avaya Inc. and on June 1, 2002 for Agere Systems Inc.

(2)	The S&P 500 Communications Equipment GICS (Global Industry Classification Standard) Sub Industry Index replaced the S&P 500 Telecom Equipment Index in 2003. These two indices had identical performances from September 30, 1998 until the S&P 500 Telecom Equipment Index was discontinued at the end of 2002.

(3)	Shareowner returns over the indicated period shown in the graph above should not be considered indicative of future shareowner returns.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 30, 2003 with respect to shares of Lucent common stock that may be issued under our existing equity compensation plans, including our 1997 Long-Term Incentive Plan (the “1997 Plan”), our 1999 Stock Compensation Plan for Non-Employee Directors (the “Non-Employee Directors Plan”), our 2001 Employee Stock Purchase Plan (the “ESPP”) and our 2003 Long-Term Incentive Program (the “2003 Plan”).

The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans under which the right to grant options has expired prior to September 30, 2003 and equity compensation plans assumed by the company in connection with mergers and acquisitions of the companies which originally granted those options. Footnotes (5) and (6) to the table set forth the total number of shares of Lucent common stock issuable upon the exercise of options under the expired plans and assumed options, respectively, as of September 30, 2003, and the weighted average exercise price of those options. No additional options may be granted under those expired and assumed plans. The table does not include the 2,500,000 additional shares of Lucent common stock proposed to be authorized under the 2004 Equity Compensation Plan for Non-Employee Directors, for which shareowner approval is currently being sought.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareowners (1)	1,250,000 (3)	$1.69 (3)	397,260,795 (4)
Equity Compensation Plans Not Approved by Shareowners (2)	255,476,220	$8.83	33,129,255
Total	256,726,220	$8.80	430,390,050

(1)	Consists of the 2003 Plan and the ESPP.

(2)	Consists of the 1997 Plan and the Non-Employee Directors Plan, which are described below.

(3)	Excludes purchase rights accruing under the ESPP which has a shareowner approved reserve of 250,000,000 shares. Under the ESPP, each eligible employee may purchase up to 4,000 shares of Lucent common stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of the fair market value of Lucent common stock on either the first or last trading day of a purchase period.

(4)	Includes shares available for future issuance under the ESPP. As of September 30, 2003, an aggregate of 228,510,795 shares of Lucent common stock were available for issuance under the ESPP.

(5)	The table does not include information for equity compensation plans that have expired. The Founders Grant Stock Option Plan expired on December 31, 1996. As of September 30, 2003, a total of 21,168,312 shares of Lucent common stock were issuable upon the exercise of outstanding options granted under the expired plan. The 1998 Global Stock Option Plan expired on April 1, 2000. As of September 30, 2003, a total of 7,933,653 shares of Lucent common stock were issuable upon the exercise of outstanding options granted under the expired plan. The 1996 Long Term Incentive Program expired on February 28, 2003. As of September 30, 2003, a total of 89,619,862 shares of Lucent common stock were issuable upon the exercise of outstanding options granted under the expired plan. The weighted average exercise price of those outstanding options granted under these three plans is $17.76 per share. No additional options may be granted under these expired plans.

(6)	The table does not include information for equity compensation plans assumed by Lucent in connection with Lucent’s separation from AT&T and subsequent mergers and acquisitions of the companies which originally established those plans. As of September 30, 2003, a total of 12,656,915 shares of Lucent common stock were issuable upon exercise of outstanding options granted under those assumed plans. The weighted average exercise price of those outstanding options is $13.84 per share. No additional options may be granted under those assumed plans.

The 1997 Plan

The 1997 Plan was adopted by the Board of Directors on December 18, 1996. The 1997 Plan did not require approval, and was not approved, by our shareowners. The 1997 Plan provides for the granting of nonqualified stock options and stock appreciation rights.

Options and stock appreciation rights may be granted under the 1997 Plan to any employee who is actively employed by Lucent or its subsidiaries. All option grants have an exercise price per share that is no less than the fair market value per share of Lucent common stock on the grant date and may have a term of no longer than ten years from grant date. The options generally vest and become exercisable in installments over the optionee’s period of service with the company. The option vests on an accelerated basis in the event of a change in control of the company.

As of September 30, 2003, options covering 255,118,148 shares of Lucent common stock were outstanding under the 1997 Plan, 32,487,327 shares remained available for future option grants, and options covering 781,706 shares had been exercised during the fiscal year. No stock appreciation rights have been issued under the 1997 Plan. The 1997 Plan was amended to limit the number of stock options and other awards that could be granted after February 19, 2003 to an amount equal to the number of awards cancelled under the 1997 Plan, if any, due to expiration or forfeiture from February 19, 2003 through December 31, 2003. The 1997 Plan expires on December 31, 2003, thus no additional grants may be awarded under the 1997 Plan after that date.

The 1997 Plan is included as Exhibit 10(iii)(B) in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed with the Securities and Exchange Commission.

The Non-Employee Directors Plan

The Non-Employee Directors Plan was adopted by the Board of Directors on February 19, 1999. The Non-Employee Directors Plan did not require approval, and was not approved, by our shareowners. This plan seeks to encourage the highest level of director performance by providing directors with a proprietary interest in the company’s performance and progress. Under the Non-Employee Directors Plan, non-employee directors must elect to receive between 50% and 100% of their annual retainer in Lucent common stock or an option to purchase Lucent common stock or a combination of stock and an option. As previously described on page 6, we have temporarily suspended the non-employee director’s ability to elect to receive a portion of his or her retainer in the form of a stock option. Directors who are not current employees of Lucent or any of its subsidiaries receive an annual retainer of $100,000 and an option to purchase 5,000 shares of Lucent common stock. The compensation of directors under the Non-Employee Directors Plan is described in more detail in the section entitled “Compensation of Directors” on page 6. Options granted under the Non-Employee Directors Plan are fully vested and non-forfeitable on the grant date and become fully exercisable on the earliest of (i) six months after the grant date, (ii) the occurrence of a change in control, and (iii) the death of the director. The maximum number of shares that can be issued under the Non-Employee Directors Plan is 1,000,000.

EXECUTIVE COMPENSATION

REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

Our report covers the following topics:

•	Role of the Corporate Governance and Compensation Committee

•	Executive Compensation Guiding Principles

•	Components of Our Compensation Program

•	Stock Option Exchange Offer

•	Compensation of the Chief Executive Officer

Role of the Corporate Governance and Compensation Committee

During fiscal 2003, our committee had two primary responsibilities. First, we oversaw the company’s corporate governance principles and practices. Second, we set the company’s compensation principles that serve to guide the design of compensation plans and programs applicable to employees at all levels of the organization. In discharging our role, we periodically conduct reviews of both corporate governance and compensation practices. We annually benchmark the ongoing competitiveness of the company’s compensation programs in order to evaluate whether they are achieving the desired goals and objectives summarized in this report. We also review the performance of the senior leadership team and establish individual compensation levels for each member, having considered the advice of independent, outside consultants in determining whether the amounts and types of compensation the company pays its senior leaders are appropriate. The committee is composed entirely of independent, non-employee members of the Board of Directors. No former employees of the company serve on the committee.

Executive Compensation Guiding Principles

The goal of our compensation program is to attract, motivate and retain the highly talented individuals Lucent needs to design and deliver innovative products, services and solutions to our customers. The following principles influence the design and administration of our compensation program:

•	Compensation should be related to performance

We believe that an employee’s compensation should be tied not just to how the individual employee performs, but also to how well both the employee’s team and the company perform against both financial and non-financial goals and objectives. When the company’s performance is better than the objectives set for the performance period, employees should be paid more and when the company’s performance does not meet one or more of the key objectives, any incentive award payment is at the committee’s discretion.

•	Incentive compensation should be a greater part of total compensation for more senior positions

The proportion of an employee’s total compensation that varies with individual, team and company performance objectives should increase as the scope and level of the individual’s business responsibilities increase. For example, of the maximum total compensation that could be awarded to the Chairman and Chief Executive Officer (“CEO”), approximately 90% is at risk and payable based on the achievement of short-term and long-term performance goals. The portion of total compensation that could be earned by all other officers of the company that is at risk and payable based on short-term and long-term performance goals ranges from 80% to 65%.

•	Incentive compensation should balance short- and long-term performance

Through the design of our compensation program, we look to balance the focus of all employees on achieving strong short-term, or annual, results in a manner that will ensure the company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, our employees are regularly provided with both annual and long-term incentives. Participation in the long-term incentive programs increases at higher levels of responsibility as employees in these leadership roles have the greatest influence on the company’s strategic direction and results over time.

•	Lucent employees should be provided with opportunities to own Lucent stock

We provide our employees at all levels with various ways to become shareowners. Over time, we have made stock option grants to broad segments of employees and, through our current stock option program, provide for discretionary stock option grants to employees worldwide. In addition, we offer other programs that are intended to increase stock ownership among employees. These programs include a stock purchase plan which enables employees to purchase Lucent stock at a discount through payroll deductions, and 401(k) savings plans that allow U.S. employees to invest, on a voluntary basis, in company stock. Our goal in providing these opportunities is to align the interests of each employee with the interests of our shareowners. Effective fiscal year 2003, we have adopted stock ownership guidelines for officers of the company, a group consisting of approximately the top 30 senior leaders. These guidelines are discussed in further detail on page 41.

•	Compensation levels should be competitive

To achieve the above goals, we review compensation survey data from several independent sources to ensure that our total compensation program is competitive. Companies selected for the survey are those with whom we compete for executive talent. We target overall (or total) executive compensation to deliver pay levels between the 50th and the 75th percentile of a comparison group of technology and other select large, global, public companies when we achieve a set of aggressive and challenging goals and objectives designed to increase shareowner value. This comparison group is used because the company’s competitors for executive talent are not necessarily the same companies that are included in the indices used to compare shareowner returns (see Performance Graph, page 36) due to the fact that the company generally requires skills from a more varied set of backgrounds.

•	We seek to maximize the tax deductibility of compensation as appropriate

It is also our goal to have most of the compensation paid to the company’s chief executive officer and four other most highly compensated executive officers qualify as performance based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured our compensation plans so that most amounts paid under those plans will be fully deductible. However, some of the compensation that we pay cannot be deducted. The compensation paid to executive officers that cannot be deducted includes salary, the value of perquisites and restricted stock unit awards, to the extent that the value of these compensation components exceeds $1 million. Based on the complexity of our business, and the rapidly changing nature of our industry, as well as the continued competitive market for outstanding leadership talent, we believe it is appropriate to provide that compensation, even though it is not fully tax-deductible.

Components of Our Compensation Program

The three primary and on-going components of our executive compensation program are: Base Salary, Annual Incentives and Long Term Incentives.

•	Base Salary

We set base salaries for all officers at levels that are competitive with similar positions at other comparable companies. While we conduct surveys annually, we generally adjust salaries for those at more senior levels less frequently. Adjustments are made to recognize outstanding individual performance or if our surveys show a significant deviation versus market. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package, especially for our senior leaders.

•	Annual Incentives

We designed the annual component of incentive compensation to align officer pay with the annual performance of the company. At the start of each fiscal year, we establish the key performance measure or measures we believe require the special focus of our leadership, as well as employees generally, to move the business forward and create value for our shareowners. We then define a funding range around these key measures that will determine, as we assess management performance at the close of the year, whether and at what level annual incentive funding will be available.

When funding is available, the payment of awards to each employee covered under the plan is tied to their individual performance, as well as that of the overall Lucent team. The committee determines the assessment of individual and team performance at the end of the year. When we evaluate individual performance, we consider each leader’s results against his or her objectives. These objectives include not only financial targets, but also other important goals such as customer satisfaction, employee engagement, shareowner value creation and operational performance. In addition, we assess each leader in terms of leadership and managerial ability, business knowledge, execution of Lucent’s business plan and overall business strategy, and adherence to our values.

In 2003, the basis for funding annual incentives was the achievement of a range of operating income objectives. Since our 2003 results were within the operating income performance range established at the beginning of the year, annual incentive funding was made available for performance based awards to senior leaders and eligible employees at all levels.

•	Long Term Incentives

The long-term incentive component of our executive total compensation program is provided in two forms, stock option grants and a three-year performance award. We generally make grants of stock options to executives once a year, typically in December at the same time options are granted to other eligible employees. These annual grants have an exercise price equal to the fair market value of a share on the day we grant the options. The option grants generally vest within four years and expire seven years from the date of the grant. Target grant guidelines are developed based on our market compensation benchmarking. Actual grants awarded to individuals are adjusted based on each officer’s individual performance, retention considerations and other special circumstances.

The three-year performance award was introduced in fiscal year 2003 for those in leadership positions (approximately 1,100 employees). Under this new program, participants are eligible to receive a cash payment for the annual achievement of performance objectives over a three-year period. This new long-term plan is designed to focus the leadership team on driving both growth and continuous operational improvements that are critical to the future sustained success of the business.

•	Stock Ownership Guidelines

Effective with the stock option grants awarded in December 2002 for fiscal 2003, our most senior leaders or officers (approximately the top 30 individuals) are required to retain shares of Lucent stock for one year following the exercise of an option grant that are equivalent to 100% of the net gain on the stock option exercise.

Stock Option Exchange Offer

The Stock Option Exchange Offer was a voluntary program that allowed eligible employees to exchange some or all of their eligible underwater stock options, that had generally been granted in February 2001 or earlier, for the opportunity to receive an option for a smaller number of shares at a current market price. Eligible employees were required to declare their election to participate in the program before May 23, 2002, at which time the options they elected to exchange were cancelled. In order for the company to avoid adverse accounting treatment, the new grant was awarded on November 25, 2002, six months and one day following the day the exchanged options were cancelled.

Even though many of the options employees elected to exchange were partially or fully vested, the new option grant was unvested and will not be fully vested until two and one-half years after the date of grant. Through the exchange ratios and grant terms, the program was designed to minimize shareowner dilution and reduced the number of stock options outstanding by approximately 90 million shares.

Members of the Board of Directors and those who were the company’s named executive officers at the time the program was offered were not eligible to participate in this option exchange.

Compensation of the Chief Executive Officer

Ms. Russo was appointed the President and CEO of Lucent on January 6, 2002 and, on February 19, 2003, was appointed the Chairman and CEO. Ms. Russo is paid an annual base salary of $1,200,000 and is eligible for increases at the committee’s discretion. For fiscal 2003, the committee had determined that Ms. Russo’s annual base salary would remain at $1,200,000. She is also eligible for annual incentive awards at a target equal to 150% of her base salary if the performance goals established for the relevant year are met. For fiscal 2003, Ms. Russo received an annual incentive award of $2,000,000 in recognition of her leadership in driving the considerable progress the company achieved versus its goals in such critical areas as customer satisfaction, operational performance (e.g., gross margin improvement, cost and expense reduction, inventory management), strategic partnerships and alliances, and employee engagement. In addition, notwithstanding the continued challenges of our industry, the company achieved a critical milestone in posting a profit for the fourth quarter of the fiscal year. Working with her senior leadership team, Ms. Russo has also developed a five-year strategic plan for the company and undertaken several initiatives designed to drive business growth in existing markets and to expand business into new areas.

In addition, Ms. Russo is eligible for awards under the company’s long-term incentive programs at the committee’s discretion. For fiscal 2003, Ms. Russo received an option to purchase 2,500,000 shares of company stock. Like the option grants provided to all other employees, her options will vest over four years and have a seven-year term.

Ms. Russo was also granted a three-year long-term performance award, covering the fiscal 2003 through fiscal 2005 performance period, with a target value of $4,000,000 if performance criteria are met. Under the terms of the plan, payment will be earned based on Lucent’s overall results in each year of the three-year performance period. In 2003, given the long-term impact to the company of improved operational results the basis for funding the performance award was the same range of operating income objectives that was used to determine funding under the company’s annual incentive plan. Because our 2003 results were within the operating income performance range established at the beginning of the year, Ms. Russo has earned $1,245,333 against the first third of her $4,000,000 three-year long-term total target award opportunity. This payment, as well as any payments that may be earned based on Lucent’s performance over the remaining two years of the award period (fiscal 2004 and fiscal 2005) will not be made to Ms. Russo until the conclusion of the performance period (after fiscal 2005).

Franklin A. Thomas (Chairman)
Robert E. Denham
Daniel S. Goldin
Edward E. Hagenlocker
Carla A. Hills
John A. Young

The following table sets forth certain information regarding the compensation earned by or awarded to our CEO during fiscal 2003 and our four other most highly compensated executive officers at the end of 2003 (the “Named Executive Officers”) in combined salary and bonus earned in 2003, as well as amounts earned by or awarded to such individuals in their capacities as executive officers, if any, during 2002 and 2001. The “Bonus” column, as described in detail below and required by SEC rules, combines the annual incentive award for fiscal 2003 with the first year of the 2003–2005 long-term incentive award program.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)		Other Annual Compen- sation (3)($)	Restricted Stock Award(s) (4)($)	Securities Underlying Options (5)(#)	LTIP Payouts ($)	All Other Compen- sation (6)($)
Patricia F. Russo	2003	1,200,000	3,245,333	(2)	35,949	—	2,500,000	—	5,260
Chairman and Chief	2002	887,692	1,800,000		528,607	11,005,000	5,369,963	—	54,596
Executive Officer
Frank A. D’Amelio	2003	600,000	1,463,667	(2)	53,471	—	1,750,000	—	1,505,260
Executive Vice President	2002	550,000	—		136,584	—	—	—	1,510,846
and Chief Financial Officer	2001	478,750	—		54,811	3,220,000	2,052,879	—	6,495
William T. O’Shea	2003	700,000	1,238,463	(2)	708	—	700,000	—	5,260
President, Bell Labs and	2002	700,000	—		73,585	3,680,000	567,050	—	3,089,058
Executive Vice President,	2001	541,667	—		89,158	2,700,000	2,800,227	—	8,278
Corporate Strategy and Marketing
Janet G. Davidson President, Integrated Network Solutions	2003	550,000	1,160,833	(2)	1,097	—	1,955,862	—	1,255,260
James K. Brewington President, Mobility Solutions	2003	550,000	1,104,833	(2)	22,312	—	2,383,441	—	755,260

(1)	Ms. Russo’s salary is $1,200,000 annually, and it became effective upon her appointment as President and Chief Executive Officer on January 6, 2002. The 2003 salary of Mr. D’Amelio reflects an increase that was awarded in the latter half of 2002 to recognize his expanded role and level of responsibility.

(2)	The bonus column for fiscal 2003 is comprised of two components. The first component is the annual incentive award payable in December 2003. The second component is the portion of the three-year performance award, covering the fiscal 2003 through fiscal 2005 performance period, that has been earned based on the company’s fiscal 2003 results. This award program is discussed in further detail in the Compensation Committee Report, under the subheading “Components of Our Compensation Program — Long Term Incentives.” This award is reported in the Bonus column of the Summary Compensation Table as required by SEC rules, but is considered by the company as a component of the company’s long-term incentive program, as disclosed in the company’s 2003 and current proxy statements. This portion of the three-year performance award, as well as any portion of the award that may be earned based on the company’s fiscal 2004 and 2005 results, will not be paid until the conclusion of the performance period (after September 30, 2005). This award is not included in determining benefits under any Company programs or plans. The entire award is forfeited if the Named Executive Officer terminates employment on or before September 30, 2005, except in the case of retirement, death, or disability.

The following is the amount of the 2003 annual incentive award and the 2003 portion of the three-year performance award covering the 2003-2005 performance period for each of the Named Executive Officers:

		2003 Portion of Three-Year Performance Award
Name	2003 Annual Incentive Award	Amount	Payable
Patricia F. Russo	$2,000,000	$1,245,333	December 2005
Frank A. D’Amelio	$841,000	$622,667	December 2005
William T. O’Shea	$745,000	$493,463	December 2005
Janet G. Davidson	$616,000	$544,833	December 2005
James K. Brewington	$560,000	$544,833	December 2005

(3)	Includes (a) payments of above-market interest on deferred compensation, (b) tax reimbursement payments and (c) certain fringe benefits. In fiscal 2003, Mr. D’Amelio received car allowance payments totaling $16,800, a financial counseling allowance of $15,000, and tax reimbursement for certain fringe benefits in the amount of $9,416.

(4)	Dividend equivalents have been paid in cash by Lucent for restricted stock units granted prior to fiscal 2000. Dividend equivalent payments were subsequently eliminated with the last payment made in the quarter ending March 31, 2001. Based on the closing price of Lucent stock on the New York Stock Exchange on September 30, 2003, the aggregate number of shares and value of all restricted stock units on such date were 1,616,093 shares valued at $3,490,761 for Ms. Russo; 164,610 shares valued at $355,558 for Mr. D’Amelio; 340,230 shares valued at $734,897 for Mr. O’Shea; 198,468 shares valued at $428,691 for Ms. Davidson and 232,739 shares valued at $502,716 for Mr. Brewington.

(5)	Awards granted in fiscal 2003 for Ms. Davidson and Mr. Brewington include grants awarded as part of the Stock Option Exchange Offer that allowed eligible employees (those who were named executive officers of the company at the time of the offer were not eligible; Ms. Davidson and Mr. Brewington were not named executive officers at that time) the opportunity to voluntarily exchange eligible outstanding stock options. In exchange for these options, a smaller grant was made to employees who chose to participate. The shares were granted on November 25, 2002 at $1.78 per share. Under this program, Ms. Davidson was granted 1,305,862 options, and Mr. Brewington was granted 1,733,441 options.

(6)	Cash retention payments were approved in fiscal 2001 and were paid 100% to Mr. O’Shea in fiscal 2002, and 50% in February 2002 and 50% in December 2002 to Messrs. D’Amelio and Brewington and Ms. Davidson. Mr. D’Amelio was paid $3,000,000, Ms. Davidson was paid $2,500,000, and Mr. Brewington was paid $1,500,000. The amounts shown for fiscal 2003 include the portion paid in December 2002. These cash retention payments are discussed more fully under “Other Arrangements” on page 49. The amounts shown for fiscal 2003 also include company contributions of $5,260 to the savings plan for each Named Executive Officer. The amounts shown do not include premiums for the split-dollar policies projected on an actuarial basis, as shown in prior years. The company has terminated the split-dollar arrangements for almost all of the executives and officers of the company, which affects each of the Named Executive Officers. Due to this change, no premium payments were made in fiscal 2003. These employees’ policies are being converted to individually owned policies, for which the company will pay the minimum annual premium. Going forward, to the extent a Named Executive Officer continues his or her policy each year, the minimum premium payments will be made by the company and reported in this column. In Ms. Russo’s case, she had an additional split-dollar policy, which she had decided to continue on her own.

The following table sets forth certain information with respect to stock option grants made to the Named Executive Officers during 2003 and/or related to 2003 performance under the Lucent Technologies 1996 Long-Term Incentive Plan and the Lucent Technologies Inc. 2003 Long-Term Incentive Plan. No stock appreciation rights were granted during 2003.

Option Grants in Last Fiscal Year

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (4)	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
Patricia F. Russo	2,500,000	1.54%	$1.42	12/15/2009	$2,140,000 (2)
Frank A. D’Amelio	1,750,000	1.08%	$1.42	12/15/2009	$1,498,000 (2)
William T. O’Shea	700,000	0.43%	$1.42	12/15/2009	$599,200 (2)
Janet G. Davidson	1,305,862	0.80%	$1.78	11/24/2007	$3,064,858 (3)
	650,000	0.40%	$1.42	12/15/2009	$556,400 (2)
James K. Brewington	1,733,441	1.07%	$1.78	11/24/2007	$4,068,386 (3)
	650,000	0.40%	$1.42	12/15/2009	$556,400 (2)

(1)	In accordance with SEC rules, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Lucent’s common stock during the applicable period.

(2)	This option vests within 4 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3 years, volatility of 95.04%, annual dividend yield of 0% and an interest rate of 2.24%.

(3)	This option was granted under the Stock Option Exchange Offer and is valued as of the offer date. This option vests within 2.5 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after 2.5 years, volatility of 79.34%, annual dividend yield of 0% and an interest rate of 3.59%.

(4)	The percentages shown for these option grants, except for grants made under the Stock Option Exchange Offer to Ms. Davidson and Mr. Brewington, are disproportionately low because the total options granted to employees includes 110,640,119 options granted under the Exchange Offer. Excluding these exchange grants from the total options granted, the percentages in the table above would have been as follows: Ms. Russo 4.83%, Mr. D’Amelio 3.38%, Mr. O’Shea 1.35%, Mr. Brewington 1.26% and Ms. Davidson 1.26%.

The following table sets forth information regarding options held by the Named Executive Officers at September 30, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable		Exercisable/ Unexercisable
Patricia F. Russo	—	—	3,801,012	/	0	/
			7,877,887		$1,850,000

Frank A. D’Amelio	—	—	1,906,121	/	0	/
			2,590,752		$1,295,000

William T. O’Shea	—	—	5,806,905	/	0	/
			1,040,230		$518,000

Janet G. Davidson	—	—	527,635	/	$99,245
			1,789,199		$877,982

James K. Brewington	—	—	1,058,805	/	$131,741
			2,131,262		$1,007,966

Three-Year Performance Award Program

This table illustrates the target cash awards under the three-year performance award program for the Named Executive Officers. These awards are earned over the three-year performance period based on the achievement of specific financial targets or other performance objectives, as established by the Compensation Committee at the beginning of each fiscal year of the three-year award period. The amount of the award that may be earned can range from 0% to 200% of the total target award opportunity. At the conclusion of the three-year performance period, the total award earned (if any) is paid in cash, provided participants continue to be actively employed by the Company or meet certain other eligibility requirements. The amount earned for 2003 is reflected below and is included in the amounts set forth in the Bonus column of the Summary Compensation Table.

Name	Performance Period	Total Target Three-Year Award Opportunity	Portion Earned To Date	Payable
Patricia F. Russo	2003–2005	$4,000,000	$1,245,333	December 2005
Frank A. D’Amelio	2003–2005	$2,000,000	$622,667	December 2005
William T. O’Shea	2003–2005	$1,585,000	$493,463	December 2005
Janet G. Davidson	2003–2005	$1,750,000	$544,833	December 2005
James K. Brewington	2003–2005	$1,750,000	$544,833	December 2005

Pension Plans

We have a noncontributory pension plan, the Lucent Retirement Income Plan, which covers most management employees, including our executive officers. Two programs are available under this plan: the Service Based Program and the Account Balance Program.

The Service Based Program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant’s adjusted career average pay is equal to 1.4% of the sum of the individual’s (a) average annual pay for the five years ending December 31, 1998 (excluding the annual incentive award paid in December 1997) times the number of years of service prior to January 1, 1999, (b) pay subsequent to December 31, 1998, and (c) annual incentive award paid in December 1997. Average annual pay used in the Service Based Program includes base salary and annual incentive awards.

The Account Balance Program generally covers management employees hired on or after January 1, 1999. Under this program, the company establishes an account for each participating employee and makes annual contributions to that account based on the employee’s age, salary and annual incentive award, in accordance with the following schedule:

Age	Contributions as a percent of salary and annual incentive award
less than 30	3.00%
30 – less than 35	3.75%
35 – less than 40	4.50%
40 – less than 45	5.50%
45 – less than 50	6.75%
50 – less than 55	8.25%
55+	10.00%

In addition, interest is credited on the last day of the year.

Federal laws place limitations on compensation amounts that may be included under the pension plan. In 2003, up to $200,000 in eligible base salary and annual incentive award could be included in the calculation under this plan. Pension benefits applicable to compensation amounts that are within federal limitations are funded by a pension trust that is separate from the general assets of the company. Pension benefits applicable to compensation that exceeds federal limitations are paid under the company’s supplemental pension plan, which is described later in this section, and are funded from the company’s general assets.

The normal retirement age under this plan is 65; however, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits under the Service Based Program. If an employee’s age (which must be at least 50) plus service, when added together, is equal to or greater than 75 years, the employee may retire with unreduced pension benefits. A reduction in pension benefits equal to 3% is made for each year age plus service is less than 75. Once vested, normally after five years of service, an employee participating in the Account Balance Program is entitled to those vested amounts when he or she leaves the company.

Compensation and benefit amounts that exceed the applicable federal limitations are paid under the company’s supplemental pension plan, the Lucent Supplemental Pension Plan. This plan is a noncontributory plan and has the same two programs and uses the same adjusted career average pay formula and eligibility rules as the Lucent Retirement Income Plan. The company pays all benefits under this plan from its general assets.

The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual incentive awards. This minimum pension will be offset by pensions under the management and supplemental pension plans. We have eliminated this 15% minimum benefit for new officers.

The estimated total annual pension payable to Ms. Russo, Mr. D’Amelio, Mr. O’Shea, Ms. Davidson, and Mr. Brewington if they continue in their current positions and retire at age 65, is $947,256; $566,972; $632,134; $480,520; and $396,422; respectively. These amounts assume these individuals select a straight life annuity, which provides no ongoing pension benefit to a surviving spouse following the death of the retired employee. Other optional forms of payment may be selected that do provide continuing survivor benefits and that subject the pension amount to a corresponding actuarial reduction. Ms. Russo is also eligible for a special pension arrangement under the terms of her employment agreement. This is detailed below in the section entitled “Executive Agreements and Other Relationships.”

Certain of our non-qualified executive benefit plans will be supported by a benefits protection grantor trust, the assets of which are subject to the claims of the company’s creditors. In the event of a Change in Control or Potential Change in Control of the company (as such terms are defined in the applicable plans), certain additional funds might be required to be contributed to such trust to support benefits under such plans.

Executive Agreements and Other Relationships

Ms. Russo. Upon her appointment as President and CEO in January 2002, we entered into an agreement with Ms. Patricia F. Russo that set out our understanding with her on a number of subjects. The agreement provides that we will pay Ms. Russo a salary that will be no less than $1,200,000 per year and a target annual incentive award equal to 150% of her base salary. The annual incentive award, restricted stock units and stock options awarded to Ms. Russo for 2002 were pursuant to this agreement.

The agreement provides a minimum annual pension of $740,000, provided Ms. Russo remains employed with Lucent for five years. The difference, if any, between this amount and the pension amount Ms. Russo receives under the terms of the company’s standard pension plan is considered the “Incremental Pension.” If, at the time of Ms. Russo’s retirement, her annual pension benefit under Lucent’s standard pension plan exceeds $740,000, no Incremental Pension payments will be made.

The agreement also provides Ms. Russo with severance benefits that would be payable to Ms. Russo in the event Lucent terminates her employment for any reason other than for cause or if she chooses to leave the company with Good Reason. “Good Reason” means there has been a material diminution in her salary, target annual incentive award or job responsibilities, a change in reporting structure so that Ms. Russo no longer reports to the Board of Directors, the Board’s removal of Ms. Russo as Chairman and Chief Executive Officer, or a failure by the company to have a successor to all or substantially all its assets and liabilities and assume the company’s obligations. If any of these events occur, Ms. Russo will be entitled to the following, regardless of when the event occurs:

•	partial to full vesting of portions of the stock option and restricted stock unit awards Ms. Russo received at the time of her hiring, and the options, to the extent not previously exercised, will remain exercisable until the end of their originally scheduled terms;

•	eligibility for benefits under the Officer Severance Policy; and

•	the applicable portion of the Incremental Pension.

In order to receive any of these severance benefits, Ms. Russo would have to sign a release and an agreement not to sue the company.

Other terms of Ms. Russo’s agreement have been previously disclosed.

Other Arrangements

We recognized at the beginning of fiscal 2001 that it would take significant commitment, dedication, and effort to work through a difficult time for Lucent with focus and speed. We knew that it was important to have the right leadership with the knowledge and capabilities required to execute our turnaround with a sense of urgency. To ensure that highly qualified key members of management would stay to see this work through despite considerable personal uncertainty, we developed (1) severance protection arrangements and (2) retention payments for selected officers.

As to severance protection, the executive officers who are eligible for the severance coverage are provided two years of base salary and target annual incentive awards if their employment is terminated by the company for reasons other than cause. During this two-year period, they will also continue to receive benefit coverage and equity vesting. Such coverage has been provided to Ms. Russo and to Mr. D’Amelio, Mr. O’Shea, Ms. Davidson, and Mr. Brewington, among others.

In addition to severance protection, special retention award arrangements were put in place in fiscal 2001 to ensure continuity of leadership into fiscal 2003 as the company continued its critical restructuring work. Selected officers, including Messrs. D’Amelio and Brewington and Ms. Davidson, received a cash retention payment that was paid in two parts: 50% in February 2002 and 50% in December 2002, assuming continued employment with the company or involuntary termination without cause. In Mr. D’Amelio’s case, a payment of $1,500,000 was made on February 1, 2002, and the remaining $1,500,000 was paid on December 1, 2002. In Ms. Davidson’s case, a payment of $1,250,000 was made on February 1, 2002, and the remaining $1,250,000 was paid on December 1, 2002. In Mr. Brewington’s case, a payment of $750,000 was made on February 1, 2002, and the remaining $750,000 was paid on December 1, 2002.

Mr. O’Shea received a retention payment of $3,080,000 in fiscal 2002, at the time Ms. Russo was appointed Chief Executive Officer, as well as full vesting of his then current outstanding stock options and certain restricted stock units.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote your shares over the Internet or by telephone, or please mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

You can obtain a transcript of the meeting by writing to Shareowner Meeting Transcript Requests, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

Patricia F. Russo
Chairman and Chief
Executive Officer

December 22, 2003

EXHIBIT A

LUCENT TECHNOLOGIES INC.
AUDIT COMMITTEE CHARTER
OF THE AUDIT AND FINANCE COMMITTEE
OF THE BOARD OF DIRECTORS

Purpose

1.1  The Audit and Finance Committee is appointed by the Board of Directors of the company to assist the Board in fulfilling its oversight responsibilities.

1.2  The committee’s primary audit committee duties and responsibilities are to monitor, review and initiate changes, as the committee deems appropriate, with respect to:

•	The adequacy of the company’s internal controls and financial reporting process and the reliability of the company’s financial reports to the public.

•	The qualifications, independence and performance of the company’s internal auditors and the company’s external independent auditor (“Independent Auditor”).

•	The company’s compliance with legal and regulatory requirements for financial reporting and related matters.

1.3  The committee shall also assist the Board in providing oversight as to the company’s financial and related activities, including capital market transactions and risk management.

Membership

2.1  The committee shall be comprised of not less than three members of the Board, all of whom must be “independent” in accordance with the requirements of the Securities and Exchange Commission (“SEC”) and other applicable laws. Specifically: (i) no committee member may accept consulting, advisory or compensatory fees from the company or a subsidiary or affiliate of the company, other than in his or her capacity as a member of the Board or committee of the Board of the company; and (ii) no committee member may be an affiliated person of the company or subsidiary or affiliate of the company apart from his or her role as a member of the Board of the company or subsidiary or affiliate of the company.

2.2  All members of the committee shall meet the independence requirements of the New York Stock Exchange as interpreted by the Board in its business judgment.

2.3  Each committee member shall be financially literate, as required by the New York Stock Exchange and determined by the Board in its business judgment, or shall become financially literate within a reasonable period of time after appointment to the committee.

2.4  At least one member of the committee shall have accounting or related financial management expertise, as required by the New York Stock Exchange and determined by the Board in its business judgment.

2.5  The Board and the company shall use diligent efforts to have at least one committee member who meets the criteria of an “audit committee financial expert” as prescribed by SEC rules.

Committee Meetings

3.1  The committee shall hold meetings at least quarterly each fiscal year, and at any additional times as either the Board or committee deems necessary.

3.2  The committee may request that members of management and/or the Independent Auditor be present as needed.

3.3  Quarterly, the committee shall meet, in separate private sessions, with each of (i) the company’s chief financial officer, (ii) the company’s senior internal auditing executive, and (iii) the Independent Auditor to discuss any matters which the committee or these groups believe should be discussed privately with the committee.

3.4  Minutes of each meeting will be kept and distributed to the entire Board, other than the private sessions described in paragraph 3.3.

3.5  The presence of a majority of committee members at any meeting shall constitute a quorum.

Authority and Responsibilities as to Independent Auditor

4.1  The committee has the following authority and responsibilities with respect to the Independent Auditor:

a.  The committee shall be directly responsible for the appointment, compensation and oversight of the Independent Auditor, and the Independent Auditor shall report directly to the committee.

b.  The committee shall evaluate the performance of the Independent Auditor and, if so determined by the committee, replace the Independent Auditor. The committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Independent Auditor.

c.  The committee will pre-approve all auditing services and all permitted non-audit services, or any other relationship with, the Independent Auditor (including the fees and terms thereof). The committee may delegate to one or more committee members the authority to grant pre-approvals for audit and permitted non-audit services to be performed for the company or its affiliates by the Independent Auditor.

d.  The committee will establish and promote open and timely communications between the committee and the Independent Auditor, particularly in situations when the Independent Auditor identifies a significant problem which it believes is not being adequately addressed by management.

e.  The committee shall attempt to resolve any disagreements between management and the Independent Auditor.

4.2  The committee shall undertake the following with respect to the Independent Auditor’s independence:

a.  Ensure that the Independent Auditor submits annually a formal written statement including the written disclosures required by Independence Standards Board Standard No. 1 delineating all relationships between the Independent Auditor and the company, including whether any of the company’s senior finance personnel were recently employed by the Independent Auditor.

b.  Actively engage in a dialogue with the Independent Auditor with respect to any relationships or services that may impact the objectivity and independence of the Independent Auditor.

c.  Take appropriate action in response to the Independent Auditor’s statement to satisfy itself of the Independent Auditor’s independence.

d.  Review and approve, at least annually, management’s guidelines for any hiring of employees of the Independent Auditor who were involved in the company’s audit.

e.  Discuss with the Independent Auditor any other matters and take any appropriate action to ensure the independence of the Independent Auditor.

f.  Obtain and review a statement prepared by the Independent Auditor at least annually describing the Independent Auditor’s internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review of the Independent Auditor, or any inquiry or investigation by government or professional authorities within the preceding five years related to independent audits performed by the Independent Auditor.

Responsibilities — Audit

5.1  The committee shall review and discuss with management the audited financial statements of the company and the results of the year-end audit by the Independent Auditor and internal auditing, including any significant problems encountered.

5.2  The committee shall discuss with the Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 61, including significant accounting policies and management judgments and accounting estimates.

5.3  The committee shall discuss with management and the Independent Auditor alternative accounting methods that may be acceptable under GAAP. In addition, the committee shall also discuss with management and the Independent Auditor the effect of regulatory and accounting initiatives and any off-balance sheet structures.

5.4  The committee shall discuss with management the company’s and its subsidiary and foreign affiliated entities’ compliance with applicable legal requirements and the company’s Code of Conduct including disclosures of insider and related party transactions, and the committee shall ask the Independent Auditor to comment on these matters as appropriate.

5.5  The committee shall review with management and the Independent Auditor any non-routine correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the company’s financial statements or accounting policies or practices.

5.6  The committee shall review with the Independent Auditor the scope and approach of the annual audit plan.

5.7  Based on the review and discussions with management and the Independent Auditor referred to in paragraphs 4.2 and 5.1 to 5.6 above, the committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the company’s annual report on Form 10-K.

5.8  The committee or the Chairman of the committee shall discuss with management and the company’s Independent Auditor any matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 71 regarding the interim quarterly financial statements prior to filing the Form 10-Q with the Securities and Exchange Commission.

5.9  The committee will review management’s assessment of the effectiveness of internal controls as of the most recent fiscal year and the Independent Auditor’s report on management’s assessment and discuss the assessment and report with management and the Independent Auditor as appropriate.

Responsibilities — Internal Controls

6.1  The committee shall discuss with management and the Independent Auditor:

a.  The adequacy of the company’s internal controls over financial reporting and the financial reporting process.

b.  The status of internal control recommendations made by the Independent Auditor and internal auditing.

c.  The adequacy of the process employed for the certification by the company’s chief executive officer and chief financial officer of reports or financial statement filed with the SEC.

6.2  The committee shall discuss with internal auditing the overall scope and plans for their internal audits, the adequacy of staffing and coordination of the scope with the Independent Auditor.

6.3    The committee shall periodically receive reports from and discuss with the company’s general counsel the adequacy of the policies and practices of the company related to compliance with key regulatory requirements, conflicts of interest and ethical conduct, including any potential or actual conflicts of interest involving directors or officers of the company.

Responsibilities — Other Control Matters

7.1  The committee shall periodically receive reports from and discuss with the company’s general counsel any material government investigations, litigation or legal matters.

7.2  The committee shall review the appointment and replacement of the company’s senior internal auditing executive.

7.3  The committee shall establish procedures for:

a.  The receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters; and

b.  The confidential, anonymous submission of concerns by employees regarding questionable accounting or auditing matters.

7.4  The committee will review and discuss with management the company’s earnings press releases and other financial guidance provided to the public.

7.5  The committee will discuss with management, including the company’s internal audit executive, and the Independent Auditor the company’s significant risks and assess the actions management has taken to mitigate the potential exposures associated with each risk.

Other Responsibilities and Authority

8.1  The committee shall:

a.  Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

b.  Perform an annual review and self-assessment of the committee’s performance, including a review of the committee’s compliance with this Charter.

c.  Prepare the report required by the rules of the SEC to be included in the company’s annual report or proxy statement.

8.2  The company shall provide to the committee appropriate funding, as determined by the committee, for the payment of:

a.  Fees to the Independent Auditor for preparing and issuing its audit report and performing audit, review or attest services for the company;

b.  Compensation for advisers engaged by the committee; and

c.  Administrative expenses of the committee.

8.3  The committee shall have the authority, in its discretion, to conduct investigations and engage, at the company’s expense, independent counsel, accounting or other advisers as the committee determines necessary or appropriate to carry out its duties.

EXHIBIT B

Lucent Technologies Inc.
Audit and Non-Audit Services Pre-Approval Policy

I.  Purpose of Policy

Under the Sarbanes-Oxley Act of 2002 (the “Act”), and the rules of the Securities and Exchange Commission (the “SEC”), the Audit and Finance Committee (the “Audit Committee”) of the Company’s Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor.

The purpose of the provisions of the Act and the SEC rules for the Audit Committee role in retaining the independent auditor is twofold. First, the authority and responsibility for the appointment, compensation and oversight of the auditor should be with directors who are independent of management. Second, any non-audit work performed by the auditor should be reviewed and approved by these independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor.

To implement the provisions of the Act, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee is adopting this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services to be performed by the independent auditor are to be pre-approved.

II.  Statement of Principles

A.  Prohibited Services

The Audit Committee will not approve nor will the Company’s independent auditor perform for the Company any services that constitute Prohibited Activities as defined by the Act or by regulations promulgated by the SEC. These prohibited activities include:

(1)  bookkeeping or other services related to the accounting records or financial statements of the audit client;

(2)  financial information systems design and implementation;

(3)  appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

(4)  actuarial services;

(5)  internal audit outsourcing services;

(6)  management functions or human resources;

(7)  broker or dealer, investment adviser, or investment banking services;

(8)  legal services and expert services unrelated to the audit; and

(9)  any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

B.  Non-Prohibited Services

The SEC’s rules establish two different approaches to pre-approving non-prohibited services. Proposed non-prohibited services may be pre-approved either by the Audit Committee agreeing to a general framework with descriptions of allowable services (“general pre-approval”) or by the Audit Committee pre-approving specific services (“specific pre-approval”). The Company’s Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure to pre-approve services that may be performed by the independent auditor. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor.

III.  Services Subject to General Pre-approval

A.  Audit Services

The annual audit services engagement scope and terms will be subject to the general pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. Audit services also include the attestation engagement for the independent auditor’s report on management’s assertion on internal controls for financial reporting. The Audit Committee will monitor the audit services engagement throughout the year and will also approve, if necessary, any changes in terms and conditions resulting from changes in audit scope, Company structure or other items. The Audit Committee will request that the audit engagement letter with the independent auditor be addressed to the Chairman of the Audit Committee and that the Chairman of the Audit Committee execute the engagement letter on behalf of the Company.

B.  Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements (e.g., research and consultation regarding accounting and financial reporting transactions). Because the Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee will grant general pre-approval to audit-related services.

C.  International Assignee Administration and Tax Services

The independent auditor can provide international assignee administration and tax services, such as tax compliance, tax planning, tax advice, and expatriate support services to the Company’s expatriate population without impairing the auditor’s independence. Hence, the Audit Committee will grant general pre-approval to international assignee administration and tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence.

D.  Non-U.S. Income Tax Compliance Services

The independent auditor can provide non-U.S. income tax compliance services to the Company without impairing the auditor’s independence. Hence, the Audit Committee will grant general pre-approval to the tax compliance services that have been historically provided by the auditor, that the Audit Committee has reviewed and believes will not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence.

E.  Pension and Benefit Plan Consulting and Compliance Services

The independent. auditor can provide pension and benefit plan consulting and compliance services to the Company without impairing the auditor’s independence. Hence, the Audit Committee will grant general pre-approval to the pension and benefit plan consulting and compliance services that have been historically provided by the auditor, that the Audit Committee has reviewed and believes will not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence.

IV.  Services Subject to Specific Pre-approval

A.  Preparation of Statutory Accounts and Tax Planning Services

The Audit Committee believes that there exists the potential for impairment of auditor independence or for an overlap with prohibited services for certain tax planning services and for the preparation of non-U.S. statutory accounts. Accordingly, specific pre-approval will be required for these services in order for the Audit Committee to have an opportunity to review the scope of work to be provided by the auditor in connection with these services.

B.  All Other Services

All other services not described in III. above are subject to specific pre-approval and engagement by the Audit Committee.

V.  Procedures

The procedures the Audit Committee will employ in implementing this policy are as follows:

A.   In advance of the October Audit Committee meeting each year, the Chief Financial Officer and the independent auditor shall jointly submit to the Audit Committee a schedule of audit, audit-related, tax and other non-audit services that are subject to general pre-approval. This schedule will be in the format contained in Exhibit 1 of this policy.

B.   The Audit Committee will review and approve the types of services and review the projected fees for the next fiscal year at its regularly scheduled October meeting. The fee amounts on the schedule will be updated as necessary at any subsequent Audit Committee meetings. Additional pre-approval will be required if actual fees for a service are expected to exceed 10% of the originally pre-approved amount. This additional pre-approval should be obtained in the same manner as a specific pre-approval described below.

C.   If, subsequent to the general pre-approval of scheduled services by the Audit Committee, the Company would like to engage the independent auditor to perform a service not included on the general pre-approval schedule, a request should be submitted to the General Counsel and the Vice President of Internal Audit. If they determine that the service can be performed without impairing the independence of the auditor, then a discussion and approval of the service will be included on the agenda for the next regularly scheduled Audit Committee meeting. If the timing for the service needs to commence before the next Audit Committee meeting, the chairman of the Audit Committee, or any other member of the Audit Committee designated by the Audit Committee, can provide specific pre-approval.

D.   Approval by the Audit Committee for the auditor to perform any non-audit service does not require that management engage the Company’s independent auditor to perform those services. Company’s management may engage other third parties to perform non-audit services for which the Audit Committee has given pre-approval to be performed by the independent auditor.

E.   Once the Audit Committee has given pre-approval for services to be performed by the independent auditor, the appropriate Company management may engage the auditor and execute any necessary document for the performance of non-audit services within the scope of the pre-approval.

VI.  Delegation

As provided in the Act and the SEC’s rules, the Audit Committee may delegate either type of pre-approval authority to its chairperson or any other Audit Committee member or members. The member to whom such authority is delegated should report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting. The Audit Committee will not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor.

Exhibits and Attachments omitted.

EXHIBIT C

CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
LUCENT TECHNOLOGIES INC.

The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on April 1, 1996, is hereby amended by

(i)  deleting Section 1 of Article VII thereof in its entirety and by substituting in lieu thereof, the following:

Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three). Subject to the provisions of this Section 1 set forth below, the Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders, ~~directors~~ until the annual meeting of stockholders to be held in 2005, Directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person’s successor shall have been duly elected and qualified. The terms of office of all Directors who are in office immediately prior to the closing of the polls for the election of Directors at the 2005 annual meeting of stockholders of the Corporation shall expire at such time. At each annual meeting of stockholders beginning with the 2005 annual meeting of stockholders of the Corporation, the Directors shall not be classified, and the Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be elected by the holders of Voting Stock and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(ii)  deleting Section 4 of Article VII thereof in its entirety and by substituting in lieu thereof, the following:

Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director in office prior to the election of Directors at the 2005 annual meeting of stockholders of the Corporation may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class. From and after the election of Directors at the 2005 annual meeting of stockholders of the Corporation and subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, Directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

EXHIBIT D

LUCENT TECHNOLOGIES INC. 2004 EQUITY COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

SECTION 1. ESTABLISHMENT AND PURPOSE. Lucent Technologies Inc., a Delaware corporation (the “Company”), hereby establishes the Lucent Technologies Inc. 2004 Equity Compensation Plan For Non-Employee Directors (the “Plan”) effective as of February 18, 2004, subject to the Plan having been approved by the shareowners of the Company on or prior to that date.

The purposes of the Plan are to (a) enable the Company to attract and retain qualified persons to serve as directors; (b) to enhance the equity interest of directors in the Company; and (c) to solidify the common interests of the Company’s directors and shareowners in enhancing the value of the Company’s common stock. The Plan seeks to encourage the highest level of director performance by providing directors with a proprietary interest in the Company’s performance and progress.

SECTION 2. EFFECTIVE DATE AND TERM OF THE PLAN. The Plan shall become effective on February 18, 2004, subject to its approval by the Company’s shareowners. The Plan shall remain in effect until the earlier of: (i) the date that no additional Shares are available for issuance under the Plan; (ii) the date that the Plan has been terminated in accordance with Section 11; or (iii) the close of business on March 31, 2009. Upon the Plan becoming effective, the Plan shall supersede and replace the Lucent Technologies Inc. 1999 Stock Compensation Plan for Non-Employee Directors (the “1999 Non-Employee Director Plan”) and no further awards shall be made under the 1999 Non-Employee Director Plan. Upon the termination or expiration of the Plan as provided in this Section 2, no Award shall be granted pursuant to the Plan, but any Award theretofore granted may extend beyond such termination or expiration.

SECTION 3. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b) “Annual Meeting” shall mean the Company’s annual, general meeting of shareowners.

(c) “Annual Term” shall mean the twelve calendar-month period beginning on the March 1 following each Annual Meeting.

(d) “Award” shall mean, individually or collectively, any Option, Shares, Stock Appreciation Right, Restricted Stock, Dividend Equivalent, Stock Unit Award, or any other right, interest, or option relating to Shares or other securities of the Company granted pursuant to the provisions of the Plan.

(e) “Award Agreement” shall mean any written or electronic agreement, contract, or other instrument or document evidencing an Option, Stock Appreciation Right, Restricted Stock, Stock Unit Award, or any other right, interest, or option relating to Shares or other securities of the Company, granted pursuant to the provisions of the Plan and signed or otherwise authenticated by both the Company and the Participant.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Business Day” means any day on which the New York Stock Exchange is open for transaction of business.

(h) “Change in Control” shall mean the happening of any of the following events:

(i)  An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 3(h); or

(ii)  A change in the Composition of the Board during any two year period such that the individuals who, as of the beginning of such two year period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two year period, whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with a solicitation subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)  The approval by the shareowners of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareowners, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(iv)  The approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

(m) “Committee” shall mean the Leadership Development and Compensation Committee of the Board (or any successor committee consisting of two or more members of the Board), consisting of members who are “independent” directors as defined in the New York Stock Exchange’s Listed Company Manual and who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act.

(n) “Company” shall mean Lucent Technologies Inc., a Delaware corporation.

(o) “Deferral Plan” shall mean the Company’s Deferred Compensation Plan, as amended, and any successor or replacement plan then in effect with respect to Participants.

(p) “Dividend Equivalent” shall mean any right granted pursuant to Section 13(l) hereof.

(q) “Equity Retainer” shall mean that portion of a Participant’s Retainer which, pursuant to Section 6 of this Plan, the Participant is required, or has elected, to receive in the form of an Award.

(r) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(s) “Fair Market Value” shall mean, with respect to Shares, the average of the highest and lowest reported sales prices, regular way, of Shares in transactions reported on the New York Stock Exchange on the date of determination of Fair Market Value, or if no sales of Shares are reported on the New York Stock Exchange for that date, the comparable average sales price for the last previous day for which sales were reported on the New York Stock Exchange.

(t) “Grant Date” means the date on which an Award is granted under the Plan.

(u) “Option” shall mean a non-statutory stock option granted under Section 7 of the Plan.

(v) “Participant” shall mean each member of the Board from time to time who is not an employee of the Company or any of its Affiliates.

(w) “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

(x) “Restricted Stock” shall mean Shares granted to a Participant under Section 8 which are issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(y) “Retainer” shall mean the retainer paid to each Participant as compensation for services as a member of the Board or any committee of the Board with respect to each Annual Term, but shall not include any reimbursement for expenses.

(z) “Shares” shall mean the shares of common stock, $.01 par value, of the Company.

(aa) “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 8 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the Grant Date, or if granted in connection with an outstanding Option on the Grant Date of the related Option, as specified by the Committee in its sole discretion, which shall not be less than the Fair Market Value of one Share on such Grant Date of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash or Shares, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(bb) “Stock Unit Award” shall have the meaning prescribed by Section 10.

SECTION 4. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding upon all Persons, including the Company, any Participants or any shareowner.

SECTION 5. SHARES SUBJECT TO THE PLAN.

(a) Subject to adjustment as provided in Section 5(b), the total number of Shares available for Awards granted under the Plan on and after February 18, 2004 and on or prior to March 31, 2009 shall be two million five hundred thousand (2,500,000) Shares; provided, that if any Shares are subject to an Award that is cancelled, forfeited, expires, lapses or otherwise is terminated without issuance of Shares, the Shares subject to such Award shall again be available for Awards under the Plan and shall not count against the aggregate number of shares that may be issued under the Plan in this Section 5(a). If a Participant pays the option price for an Option by tendering previously owned Shares in accordance with the provisions of Section 6 herein or satisfies any tax withholding requirement by having the Company withhold Shares in accordance with Section 13(b) herein, then such Shares surrendered to pay the option price or used to satisfy such tax withholding requirements shall not count against the total number of Shares that may be issued under the Plan set forth in this Section 5(a). Additionally, the following items shall not count against the total number of shares that may be issued under the Plan set forth in this Section 5(a): (i) the payment in cash of dividends or Dividend Equivalents under any outstanding Award; or (ii) any Award that is settled in cash rather than by issuance of Shares.

(b) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee in its sole discretion deems equitable or appropriate, including without limitation such adjustments in the aggregate number, class and kind of Shares which may be delivered under the Plan, and in the number, class, kind and option or exercise price of Shares subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of Shares subject to Awards granted under the Plan as the Committee may determine to be appropriate in its sole discretion to prevent dilution or enlargement of rights; provided that the number of Shares or other securities subject to any Option shall always be a whole number.

(c) Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise.

SECTION 6. EQUITY RETAINER.

(a) Commencing with the Annual Term beginning March 1, 2004, each Participant will receive fifty percent (50%) of his or her Retainer for each Annual Term in the form of an Equity Retainer and may elect to receive all or any portion of the remaining fifty percent (50%) of such Retainer in the form of either an Equity Retainer or cash, or combination thereof. Any such election shall be filed on a form prescribed by the Committee for this purpose, which shall specify the type of Award or Awards being granted as an Equity Retainer and available to be elected for the remaining portion of the Retainer. Any such election (or failure to elect) shall be irrevocable as of the last date by which such election was due to be filed with the Company.

(b) If any Participant fails to notify the Secretary of the Company in writing by December 31 of the preceding Annual Term of the desired form of payment of the Retainer for the next Annual Term, then such Participant shall be deemed to have elected an Equity Retainer for fifty percent (50%) of the value of such Retainer, with the remaining 50% in cash.

(c) Any Shares constituting an Equity Retainer shall be determined on March 1 of each Annual Term (or, if March 1 is not a Business Day, on the next succeeding Business Day) and shall be payable as soon as practicable thereafter, commencing March 1, 2004. Payments for the cash portion, if any, of the Retainer shall be made on the same day. If a Participant’s Equity Retainer is payable in Shares, the number of Shares to be awarded shall be the number of whole Shares equal to (i) the portion of the Retainer to be paid in Shares, divided by (ii) the Fair Market Value per Share as of the Grant Date. The Fair Market Value of any fractional share shall be paid in cash. A Participant may elect to have all or a portion of the Shares credited to the deferred compensation account of such Participant under the Deferral Plan.

(d) This Section 6(d) shall apply to any person who becomes a Participant other than at the beginning of an Annual Term (or the immediately preceding Annual Meeting) with respect to the Retainer determined by the Committee to be payable for such portion of such Annual Term which follows his or her appointment to the Board. Such person shall make the election prescribed by Section 6(a) no later than the 30th day following the effective date of his or her appointment to the Board. The payment date for any cash portion of the Retainer and the Grant Date for any Equity Retainer shall be the first Business Day which occurs at least fifteen (15) calendar days after receipt by the Company of such election.

(e) For any Option or Stock Appreciation Right constituting an Equity Retainer, the number of Shares subject to the Option or Stock Appreciation Right shall be determined based on the Black-Scholes valuation method on the Grant Date of such Option or Stock Appreciation Right.

SECTION 7. OPTIONS.

(a) Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Options may be granted for no consideration or for such consideration as the Committee may determine. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. The provisions governing Options need not be the same with respect to each recipient. Options shall be subject to the terms and conditions set forth in this Plan and to such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall deem desirable.

(b) The exercise price per Share under an Option shall be the Fair Market Value of a Share on the Grant Date.

(c) Options shall vest and be fully exercisable as may be determined by the Committee; provided that in no event shall Options vest and be fully exercisable at any time earlier than one year from the Grant Date. Notwithstanding anything in this Section 7(c) to the contrary, Options shall vest and be fully exercisable in the event: (i) a Change in Control occurs pursuant to Section 12, (ii) the Participant does not stand for re-election, (iii) the Participant stands for re-election but is not re-elected, or (iv) the death of the Participant occurs. If a Participant resigns from the Board prior to the end of such Participant’s term as a Board member, the Participant shall forfeit any unvested Option.

Subject to the other provisions of the Plan and any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at any time on or after the Option vests and is fully exercisable pursuant to Section 7(c) and before the expiration of such Option. The Participant shall make payment of the Option price in cash or in Shares with a Fair Market Value equivalent to the exercise price for all of the Shares to be purchased upon exercise of the Option.

SECTION 8. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 7. The provisions governing Stock Appreciation Rights need not be the same with respect to each recipient. Stock Appreciation Rights granted alone shall generally be subject to the same terms and conditions that are applicable to Options pursuant to Section 7. Any Stock Appreciation Right related to an Option may be granted at the same time the Option is granted or at any time thereafter, before the exercise or expiration of such Option. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights shall vest and be fully exercisable as may be determined by the Committee; provided that in no event shall Stock Appreciation Rights vest and be fully exercisable at any time earlier than one year from the Grant Date. Notwithstanding anything in this Section 8 to the contrary, Stock Appreciation Rights shall vest and be fully exercisable in the event: (i) a Change in Control occurs pursuant to Section 12, (ii) the Participant does not stand for re-election, (iii) the Participant stands for re-election but is not re-elected, or (iv) the death of the Participant occurs. If a Participant resigns from the Board prior to the end of such Participant’s term as a Board member, the Participant shall forfeit any unvested Stock Appreciation Rights.

SECTION 9. RESTRICTED STOCK. Restricted Stock may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions governing the Restricted Stock need not be the same with respect to each recipient. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of grant of Restricted Stock, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. Restricted Stock shall vest and be fully exercisable as may be determined by the Committee; provided that in no event shall Restricted Stock vest and be fully exercisable at any time earlier than one year from the Grant Date. Notwithstanding anything in this Section 9 to the contrary, Restricted Stock shall vest and be fully exercisable in the event: (i) a Change in Control occurs pursuant to Section 12, (ii) the Participant does not stand for re-election, (iii) the Participant stands for re-election but is not re-elected, or (iv) the death of the Participant occurs. If a Participant resigns from the Board prior to the end of such Participant’s term as a Board member, the Participant shall forfeit any unvested Restricted Stock.

SECTION 10. STOCK UNIT AWARDS. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Stock Unit Awards may be paid in Shares, other securities of the Company, or cash as the Committee shall determine. Shares (including securities convertible into Shares) granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Stock Unit Awards need not be the same with respect to each recipient.

SECTION 11. AMENDMENTS AND TERMINATION. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of an optionee or Participant under an Award theretofore granted, without the Participant’s consent, or that without the approval of the shareowners would:

(a) except as is provided in Section 5 of the Plan, increase the total number of shares reserved for the purpose of the Plan;

(b) change the Participants eligible to participate in the Plan; or

(c) reduce the exercise price for Options and Stock Appreciation Rights by repricing or replacing such Awards.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent. Except as provided in Section 5 and Section 13(g), the Committee shall not have the authority to cancel any outstanding Option and issue a new Option in its place with a lower exercise price.

SECTION 12. CHANGE IN CONTROL PROVISIONS. Notwithstanding any provision of the Plan to the contrary, unless the Committee shall determine otherwise at the Grant Date with respect to a particular Award, in the event of a Change in Control all outstanding Awards shall become fully vested.

SECTION 13. GENERAL PROVISIONS.

(a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for re-election by the Company’s shareowners or to limit the rights of the shareowners to remove any director.

(b) The Company shall have the right to require, prior to the issuance or delivery of any Shares pursuant to the Plan, payment by a Participant to the Company of any taxes required by law to be withheld with respect to the issuance or delivery of such Shares. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain, Shares, and will not issue Shares or Awards until such tax obligations have been satisfied.

(c) Shares issued or delivered under the Plan shall be in either book entry form or in certificate form pursuant to instructions given by the Participant to the Company. All Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) The issuance or delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under the Federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

(e) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws and applicable Federal law.

(f) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Company, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(g) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable.

(h) Unless the Committee determines otherwise at the time the Award is granted and except as otherwise provided in this Section 13(h), no Award, and no Shares subject to Awards described in

Sections 9 or 10 which have not been issued or as to which any applicable restriction or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution and all Awards shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; provided that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. The Award may be transferred by the Participant, in accordance with rules established by the Committee, to one or more members of the Participant’s immediate family, to a partnership of which the only partners are members of such immediate family or to a trust established by the Participant for the benefit of one or more members of such immediate family (each such transferee a “Permitted Transferee”). For purposes of this Section 13(h), “immediate family” means a Participant’s spouse, parents, children, grandchildren and spouses of children and grandchildren (including adopted children and grandchildren, as the case may be). A Permitted Transferee may not further transfer the Award. An Award transferred pursuant to this Section 13(h) shall remain subject to all of the provisions of the Plan and any Award Agreement with respect to such Award and may not be exercised by a Permitted Transferee unless and until all legal or regulatory approvals, listings, registrations, qualifications or other clearances as determined by the Company to be required or appropriate have been obtained.

(i) The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that in no event shall the term of any Option or any Stock Appreciation Right exceed a period of seven (7) years from the date of its grant.

(j) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a fully executed copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

(k) Subject to Section 11, the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Committee, while serving as a non-employee member of the Board or, if applicable, before the expiration of such member’s non-compete obligation, engages in any activity which is in competition with the Company, as determined by the Committee, one or more Officers of the Company or a committee of Officers of the Company to whom the authority to make such determination is delegated by the Committee. The Committee shall have the discretion with respect to any Award granted under this Plan to establish, upon its grant, conditions under which (i) the Award may be subsequently forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) the gains that are realized by the grantee in connection with an Award or the exercise of an Award may be recovered; provided, however, that such conditions and their consequences: (a) are clearly set forth in the Award Agreement or other grant document; and (b) comply with applicable laws. These conditions may include, without limitation, actions by the Participant which constitute a conflict of interest with the Company, are prejudicial to the Company’s interests, or are in violation of any non-compete obligation, any confidentiality agreement or obligation, or the Company’s applicable policies.

(l) Subject to the provisions of this Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or Dividend Equivalents, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(m) The Committee may permit the deferral under the Deferral Plan of any Award by a Participant who then is actively serving on the Board, subject to such rules and procedures as it may establish.

As adopted by the Board on October 18, 2003.

EXHIBIT E

CERTIFICATE OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
LUCENT TECHNOLOGIES INC.

The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on April 1, 1996, as amended, is hereby amended by deleting Section 1 of Article IV thereof in its entirety and substituting the following in lieu thereof:

“Section 1: The Corporation shall be authorized to issue 10,250,000,000 shares of capital stock, of which 10,000,000,000 shares shall be shares of Common Stock, $.01 par value (“Common Stock”) and 250,000,000 shares shall be shares of Preferred Stock, $1.00 par value (“Preferred Stock”).

Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [five (5), ten (10), twenty (20) or thirty (30)] shares of the Corporation’s common stock, par value $.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF TRANSFER AGENT], the transfer agent, as agent for, the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the New York Stock Exchange at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

ADMISSION TICKET Annual Meeting of Shareowners February 18, 2004, 9:00 a.m. E.S.T. DuPont Theatre Wilmington, Delaware 19801

DIRECTIONS:

1) FROM THE SOUTH: Take I-95 North to Wilmington Exit 7 marked “Route 52, Delaware Avenue”. From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. Follow 11th Street through six traffic lights. The DuPont Theatre is on the right in the Hotel du Pont.

2) FROM THE NORTH: Follow I-95 South to Exit 7A marked “Route 52, South Delaware Avenue” (11th Street). Follow 11th Street in the middle lane through six traffic lights. The DuPont Theatre is on the right in the Hotel du Pont.

          This ticket, along with a form of personal identification, admits the named Shareowner(s) and one guest.
Cameras, tape recorders and other video recording equipment, are not permitted in the DuPont Theatre.

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Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Patricia F. Russo, Frank A. D'Amelio and Richard J. Rawson (the "Proxy Committee") or any of them as proxies and attorneys-in-fact, with full power of substitution, to vote all common shares of Lucent Technologies Inc. the undersigned is entitled to vote at the 2004 Annual Meeting of Shareowners of Lucent Technologies Inc. to be held in the DuPont Theatre at the Hotel du Pont, Wilmington, Delaware at 9:00 a.m., E.S.T. on February 18, 2004, and at any adjournments or postponements. The matters to be voted on are set forth in the Notice of 2004 Annual Meeting and Proxy Statement. This proxy card also provides voting instructions for shares held in BuyDIRECTSM and shares held in the various employee stock purchase and benefit plans as described in the proxy statement. This proxy authorizes each of the Proxy Committee members to vote at his or her discretion on any other matter that may properly come before the annual meeting or any adjournment of the meeting. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, my (our) shares will be voted in accordance with the recommendation of the Board of Directors.

(Continued and to be signed and dated on the reverse side.)

COMMENTS OR ADDRESS CHANGE:

(If you noted any comments or address changes above, please check the box on the reverse side.)

Your Internet or telephone vote authorizes the Proxy Committee to vote your shares in the same manner as if you completed this proxy card.

LUCENT TECHNOLOGIES INC. P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Have the proxy card ready when you access the website. Follow the simple instructions that appear on your computerscreen.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone. Have this card ready when you call and follow the simple recorded instructions you receive on the telephone.

VOTE BY MAIL
Mark, sign, and date this proxy card and return it in the postage-paid envelope we have provided.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Standard Time on February 17, 2004.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAILBACK YOUR PROXY

TO HAVE YOUR SHARES VOTED, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	LUCENT	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote "FOR" Proposals 1 - 4 and "AGAINST" Proposals 5 and 6:
1.	Election of Directors
	The Board of Directors recommends a vote "FOR" the nominees listed below:	For All	Withhold All	Exceptions	To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write the nominee's name on the line below.
	Nominees – Class of 2007 01) Karl J. Krapek 03) Henry B. Schacht 02) Patricia F. Russo 04) Franklin A. Thomas	O	O	O
		FOR	AGAINST	ABSTAIN		Shareowner Proposals	FOR	AGAINST	ABSTAIN
2.	Directors' Proposal to declassify the board and to allow for the removal of directors without cause	O	O	O	5.	Shareowner Proposal to require shareowner approval of future severance agreements	O	O	O

3.	Directors' Proposal to approve our 2004 Equity Compensation Plan for Non- Employee Directors	O	O	O	6.	Shareowner Proposal to discontinue executive equity compensation programs after expiration of existing commitments	O	O	O

4.	Directors' Proposal to approve a reverse stock split in one of four ratios	O	O	O

Please sign below exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

For comments/address changes, please check this box and write them on the back where indicated.				O			YES	NO
		YES	NO			I plan to attend the Annual Meeting.	O	O
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		O	O

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date